Exhibit 10.2
EXECUTION VERSION

TERM LOAN CREDIT AGREEMENT
dated as of
January 29, 2016,
among
NORTHSTAR ASSET MANAGEMENT GROUP INC.,
as Parent,
NSAM LP,
as Borrower,
The Lenders Party Hereto
and
MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

_______________________________

MORGAN STANLEY SENIOR FUNDING, INC.,
as Sole Lead Arranger and Bookrunner

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		Page
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Section 3.01	Organization; Powers	65
Section 3.02	Authorization; Enforceability	66
Section 3.03	Governmental Approvals; No Conflicts	66
Section 3.04	Financial Condition; No Material Adverse Effect	66
Section 3.05	Properties	67
Section 3.06	Litigation and Environmental Matters	67
Section 3.07	Compliance with Laws and Agreements	68
Section 3.08	Investment Company Status	68
Section 3.09	Taxes	68
Section 3.10	ERISA; Labor Matters	68
Section 3.11	Disclosure	69
Section 3.12	Subsidiaries	69
Section 3.13	Intellectual Property; Licenses, Etc.	69
Section 3.14	Solvency	69
Section 3.15	Senior Indebtedness	70
Section 3.16	Federal Reserve Regulations	70
Section 3.17	Use of Proceeds	70
Section 3.18	No Conflict with Sanctions Laws	70
Section 3.19	No Unlawful Contributions or Other Payments	71
Section 3.20	Anti-Money Laundering Laws	71
Section 3.21	Perfection, Etc.	71
Section 3.22	Membership in FINRA; Registration; Etc.	71
ARTICLE IV
CONDITIONS
Section 4.01	Closing Date	72
Section 4.02	Each Credit Event After the Closing Date	74
ARTICLE V
AFFIRMATIVE COVENANTS
Section 5.01	Financial Statements and Other Information	75
Section 5.02	Notices of Material Events	77
Section 5.03	Information Regarding Collateral	78
Section 5.04	Existence; Conduct of Business	78
Section 5.05	Payment of Taxes, Etc.	78
Section 5.06	Maintenance of Properties	79
Section 5.07	Insurance	78
Section 5.08	Books and Records; Inspection and Audit Rights	79
Section 5.09	Compliance with Laws	80
Section 5.10	Use of Proceeds	80

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SCHEDULES:

Schedule 1.01(a)	— Broker-Dealer Subsidiaries

Schedule 1.01(b)	— Introducing Broker Subsidiaries

Schedule 1.01(c)	— Membership; Licenses

Schedule 2.01	— Commitments

Schedule 3.22	— Membership in FINRA

Schedule 5.17	— Certain Post-Closing Obligations

Schedule 6.01	— Existing Indebtedness

Schedule 6.02	— Existing Liens

Schedule 6.04	— Existing Investments

Schedule 6.09	— Existing Affiliate Transactions

Schedule 9.01	— Notices
EXHIBITS:

Exhibit A	— Form of Assignment and Assumption

Exhibit B	— Form of Guarantee Agreement

Exhibit C-1	— Form of Perfection Certificate

Exhibit C-2	— Form of Perfection Certificate Supplement

Exhibit C-3	— Form of Quarterly Certificate

Exhibit D	— Form of Collateral Agreement

Exhibit E	— Form of Note

Exhibit F	— Form of Solvency Certificate

Exhibit G	— Form of Opinion of Clifford Chance LLP

Exhibit H-1	— Form of Borrower Closing Certificate

Exhibit H-2	— Form of Parent Closing Certificate

Exhibit H-3	— Form of Subsidiary Loan Party Closing Certificate

Exhibit I-1	— Discounted Prepayment Solicitation and Offer

Exhibit I-2	— Discounted Prepayment Offer Form

Exhibit J-1	— Form of Tax Status Certificate 1

Exhibit J-2	— Form of Tax Status Certificate 2

Exhibit J-3	— Form of Tax Status Certificate 3

Exhibit J-4	— Form of Tax Status Certificate 4

Exhibit K-1	— Form of Borrowing Request

Exhibit K-2	— Form of Continuation and Conversion Request

Exhibit L	— Form of Prepayment Notice

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TERM LOAN CREDIT AGREEMENT dated as of January 29, 2016 (as may be further amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among NSAM LP, a Delaware limited partnership (the “Borrower”), NORTHSTAR ASSET MANAGEMENT GROUP INC., a Delaware corporation (“Parent”), the LENDERS party hereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent. All capitalized terms used herein and defined in Section 1.01 are used herein as therein defined.
The parties hereto agree as follows:
PRELIMINARY STATEMENTS
Pursuant to the Acquisition Agreement, the Borrower will acquire (the “Acquisition”) from the Sellers approximately 85% of the issued and outstanding equity interests of Townsend Holdings LLC, a Delaware limited liability company (the “Target”).
Parent and the Borrower have requested that, substantially simultaneously with the consummation of the Acquisition, the Lenders extend credit to the Borrower in the form of Loans on the Closing Date in the aggregate principal amount of $500,000,000 pursuant to this Agreement. The proceeds of the Loans will be used (i) to fund the consideration for the Acquisition, (ii) fund the Refinancings, (iii) to pay Transaction Costs and (iv) the remainder, for general corporate purposes.
The Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acquired Business” means the Target and its Subsidiaries.
“Acquired Business Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is, or would reasonably be expected to be, material and adverse to the assets or liabilities, condition (financial or otherwise), results of operations or business of the Acquired Business and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, an Acquired Business Material Adverse Effect: any change, effect, event, occurrence, state of facts or development resulting from (i) the announcement or pendency of the transactions contemplated by the Acquisition Agreement; (ii) conditions affecting the industry in which the Acquired Business and its Subsidiaries participate, the U.S. economy as a whole or the financial or capital markets in general (including currency fluctuations) or the markets in which the Acquired Business and its Subsidiaries operate; (iii) compliance with the terms of, or the taking of any action expressly required by, the Acquisition Agreement; (iv) any change in, or proposed or potential change in, applicable Laws or the interpretation thereof by

Governmental Entities; (v) actions required to be taken under applicable Laws, contracts or agreements; (vi) any change in GAAP or other accounting requirements or principles or the interpretation thereof; (vii) the failure of the Acquired Business or its Subsidiaries to meet or achieve the results set forth in any projection or forecast (provided, that this clause (vii) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in an Acquired Business Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Acquired Business Material Adverse Effect)); (viii) the commencement, continuation or escalation of a war, cyber attack, material armed hostilities or other material international or national calamity or act of terrorism; or (ix) the effect of any action taken by the Parent or its Affiliates with respect to the transactions contemplated by the Acquisition Agreement; provided that, in the case of clauses (ii), (iv), (v) and (viii) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects the Acquired Business and its Subsidiaries as compared to other Persons or businesses that operate in the asset management business, then the disproportionate aspect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether an Acquired Business Material Adverse Effect has or will occur. The terms “Laws” and “Governmental Entities” as used in this definition have the meanings given to them in the Acquisition Agreement.
“Acquired Business Representations” means the representations made by or with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders or the Lead Arranger, but only to the extent that Parent or any of its Affiliates has the right not to consummate the Acquisition, or to terminate the obligations of Parent or such Affiliate (or otherwise not have an obligation to close), under the Acquisition Agreement as a result of a failure of such representations in the Acquisition Agreement to be true and correct.
“Acquisition” has the meaning assigned to such term in the preliminary statements hereto.
“Acquisition Agreement” means the Securities Purchase Agreement dated as of October 15, 2015, among Target, Parent and the Sellers including all schedules, exhibits and annexes thereto.
“Acquisition Pro Forma Financial Statements” has the meaning assigned to such term in Section 3.04(d).
“Additional Commitments” has the meaning assigned to such term in Section 2.22.
“Additional Commitments Effective Date” has the meaning assigned to such term in Section 2.22(b).
“Additional Credit Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent in consultation with the Borrower, be in the form of an amendment and restatement of this Agreement) providing for any Additional Commitments pursuant to Section 2.22, Extended Loans pursuant to Section 2.23 and/or Refinancing Loans pursuant to Section 2.24, which shall be consistent with the applicable provisions of this Agreement and otherwise reasonably satisfactory to the parties thereto. Each Additional Credit Extension Amendment shall be executed by the Administrative Agent, the Loan Parties and the other parties specified in the applicable Section of this Agreement (but not any other Lender not specified in the applicable Section of this Agreement), but shall not effect any amendments that would require the consent of each affected Lender or all Lenders pursuant to the proviso in Section 9.02(b). Any Additional Credit Extension Amendment may include conditions for delivery of opinions of counsel and other documentation consistent with the conditions in Section 4.01 and certificates confirming satisfaction of conditions consistent with Section 4.02, all to the extent reasonably requested by the Administrative Agent or the other parties to such Additional Credit Extension Amendment.
“Additional Lender” means, at any time, any bank or other financial institution selected by the Borrower that agrees to provide any portion of (a) any Additional Loans in accordance with Section 2.22, (b) any Extended Loans in accordance with Section 2.23 or (c) any Refinancing Loans pursuant to Section 2.24, in each case pursuant to an Additional Credit Extension Amendment; provided that each Additional Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed).
“Additional Loans” means loans made pursuant to Additional Commitments.
“Adjusted LIBO Rate” means with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate. Notwithstanding the foregoing, the Adjusted LIBO Rate will be deemed to be 0.75% per annum if the Adjusted LIBO Rate calculated pursuant to the foregoing provisions would otherwise be less than 0.75% per annum.
“Administrative Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent and collateral agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.
“Agent Parties” has the meaning assigned to such term in Section 9.01(c).
“Agreement” has the meaning assigned to such term in the Preamble hereto.
“All-in-Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, an Adjusted LIBO Rate or Alternate Base Rate floor or otherwise; provided that OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity or, if shorter, the actual length to maturity of such Indebtedness; and provided, further, that the “All-in-Yield” shall not include customary arrangement fees, structuring fees, commitment fees, underwriting fees and similar fees payable to the Lead Arranger or the arranger of any new or replacement loans.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate determined on such date (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 100 basis points; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the ICE LIBOR (or the successor thereto if the Intercontinental Exchange Benchmark Administration Ltd. is no longer making a LIBO Rate available) for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the Intercontinental Exchange Benchmark

Administration Ltd. (or the successor thereto if the Intercontinental Exchange Benchmark Administration Ltd. is no longer making a LIBO Rate available) as an authorized vendor for the purpose of displaying such rates). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively. Notwithstanding the foregoing, the Alternate Base Rate will be deemed to be 1.75% per annum if the Alternate Base Rate calculated pursuant to the foregoing provisions would otherwise be less than 1.75% per annum.
“Anti-Corruption Laws” has the meaning assigned to such term in Section 3.19.
“Anti-Money Laundering Laws” has the meaning assigned to such term in Section 3.20.
“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.
“Applicable Existing Loans” has the meaning assigned to such term in Section 2.23(a).
“Applicable Group” means (i) Parent and its Subsidiaries on a consolidated basis and (ii) the Borrower and its Subsidiaries on a consolidated basis.
“Applicable Lender” means, at any time (as the context may require), with respect to Loans of any Class, the Lenders of such Class.
“Applicable Rate” means, for any day, (1) 2.875% per annum, in the case of an ABR Loan, or (2) 3.875% per annum, in the case of a Eurocurrency Loan.
“Approved Bank” has the meaning assigned to such term in clause (c) of the definition of the term “Permitted Investments.”
“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), substantially in the form of Exhibit A or any other form reasonably approved by the Administrative Agent.
“Audited Financial Statements” means (i) the audited consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2014 and the related consolidated statements of operations, equity and cash flows of Parent and its Subsidiaries, including the notes thereto for the year ended December 31, 2014 and (ii) the audited consolidated balance sheets of the Acquired Business as of December 31, 2014 and 2013 and the related consolidated statements of income, comprehensive income, members’ equity and cash flows of the Acquired Business, including the notes thereto, for the years ended December 31, 2014, 2013 and 2012.
“Available Amount” means, on any date of determination, the sum of (a) the Initial Restricted Payment Amount plus (b) the cumulative amount of Excess Cash Flow for the fiscal year ending

December 31, 2016 and each fiscal year thereafter minus, for each such fiscal year, the ECF Percentage of Excess Cash Flow plus (c) the net proceeds received by Parent after the Closing Date and on or prior to such date from the issuance and sale of Qualified Equity Interests (other than to any Subsidiary of Parent) plus (d) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by Parent or any Restricted Subsidiary in respect of any Investments made pursuant to Section 6.04(g)(ii) after the Closing Date plus (e) any Declined Amounts minus (f) the aggregate amount of the Available Amount previously utilized pursuant to Sections 6.04(g)(ii), 6.07(d)(ii) and 6.08(a)(iv)(y).
“Bankruptcy Code” means Title 11 of the United State Code, as amended.
“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers or managing member of such Person, as applicable, (c) in the case of any partnership, the board of directors or board of managers of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.
“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” has the meaning assigned to such term in the Preamble hereto.
“Borrower Materials” has the meaning assigned to such term in Section 5.01.
“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.
“Borrowing Minimum” means (a) in the case of a Eurocurrency Borrowing, $1,000,000 and (b) in the case of an ABR Borrowing, $500,000.
“Borrowing Multiple” means (a) in the case of a Eurocurrency Borrowing, $100,000 and (b) in the case of an ABR Borrowing, $100,000.
“Borrowing Request” means a written request by the Borrower for a Borrowing substantially in the form of Exhibit K-1 or Exhibit K-2 delivered in accordance with Section 2.03.
“Broker-Dealer Licenses and Memberships” means (a) the memberships of each Broker-Dealer Subsidiary with NSCC, DTC and FINRA, (b) the other memberships of each Broker-Dealer Subsidiary listed on Schedule 1.01(c) and (c) the licenses with Governmental Authorities of each Broker-Dealer Subsidiary listed on Schedule 1.01(c).
“Broker-Dealer Registrations” means the registrations of each Broker-Dealer Subsidiary with the SEC and all other Governmental Authorities which require registration and have jurisdiction over such Broker-Dealer Subsidiary.
“Broker-Dealer Subsidiary” means (i) the Restricted Subsidiaries of the Borrower listed on Schedule 1.01(a) and any other Restricted Subsidiary of the Borrower that becomes, or has applied to become, a broker-dealer registered under the Securities Exchange Act of 1934 or associated persons thereof, as defined therein, after the Closing Date and (ii) the Restricted Subsidiaries of the Borrower listed on Schedule 1.01(b) and any other Restricted Subsidiary of the Borrower that is, or has applied to become, an introducing broker that is required to register under the Commodity Exchange Act after the Closing Date.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.
“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.
“Cash Management Obligations” means obligations of Parent or any Subsidiary in respect of any overdraft and related liabilities arising from treasury, depositary and cash management services or any automated clearing house transfer of funds.
“Casualty Event” means any event that gives rise to the receipt by Parent or any Restricted Subsidiary of any property or casualty insurance proceeds or any proceeds from a taking or condemnation.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“CFC Holdco” means any Domestic Subsidiary that has no material assets other than Equity Interests in one or more Foreign Subsidiaries that are CFCs.
“CFTC” means the U.S. Commodity Futures Trading Commission, any successor thereto and any analogous Governmental Authority.
“Change in Control” means (a) the failure of Parent to own, directly or indirectly through its Wholly Owned Subsidiaries, beneficially and of record, Equity Interests representing all of the general partnership interests of the Borrower and at least 85% of the limited partnership interests of the Borrower, (b) any Person or group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date) having beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, as in effect on the Closing Date, except that a Person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Equity Interests representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Parent or (c) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of Parent by Persons who were neither nominated, designated or approved by the Board of Directors of Parent nor appointed by directors so nominated, designated or approved.

“Change in Law” means (a) the adoption of any rule, regulation, treaty or other law after the Closing Date, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority after the Closing Date or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, regulations, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Class” means (i) with respect to any Commitment, its character as an Initial Commitment, Additional Commitment (which may be part of an existing Class of Commitments), Extended Commitment (whether established by way of new Commitments or by way of conversion or extension of existing Commitments or Loans) designated as a “Class” in an Additional Credit Extension Amendment and (ii) with respect to any Loans, its character as an Initial Loan, Additional Loan, Extended Loan or Refinancing Loan (whether or not pursuant to a new Commitment or by way of conversion or extension of existing Loans) designated as a “Class” in an Additional Credit Extension Amendment. Commitments or Loans that have different maturity dates, pricing (other than upfront fees) or other terms shall be designated separate Classes.
“Clearing Prepayment Price” has the meaning assigned to such term in Section 2.25(b)(ii).
“Clearing Prepayment Price Notice” has the meaning assigned to such term in Section 2.25(b)(iii).
“Closing Date” means January 29, 2016.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.
“Collateral Agreement” means the Collateral Agreement among Parent, the Borrower, each other Loan Party and the Administrative Agent, substantially in the form of Exhibit D.
“Collateral and Guarantee Requirement” means, at any time, the requirement that:
(a)    the Administrative Agent shall have received from (i) Parent and each of the Restricted Subsidiaries (other than any Excluded Subsidiary) either (x) a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Guarantee Agreement, in the form specified therein, duly executed and delivered on behalf of such Person and (ii) Parent, the Borrower and each Subsidiary Loan Party either (x) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Subsidiary Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Closing Date, to the extent reasonably requested by the Administrative Agent, documents and opinions of the type referred to in Sections 4.01(b) and 4.01(c);
(b)    all outstanding Equity Interests of the Borrower owned by or on behalf of any Loan Party, and all outstanding Equity Interests of each Restricted Subsidiary (other than any Equity Interests constituting Excluded Assets) owned by or on behalf of any Loan Party, shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received certificates, if any, or other instruments representing all such Equity Interests (if certificated), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;
(c)    if any Indebtedness for borrowed money (including in respect of cash management arrangements) of Parent or any Subsidiary in a principal amount of $5,000,000 or more is owing by such obligor to any Loan Party, such Indebtedness shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;
(d)    (i) except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 6.02, or under any Security Document, the Secured Obligations shall have been secured by a perfected first-priority security interest (to the extent such security interest may be perfected by delivering certificated securities, promissory notes or instruments, filing financing statements under the Uniform Commercial Code or making any necessary filings with respect to the security interest with the United States Patent and Trademark Office or United States Copyright Office or to the extent required in the Collateral Agreement (or any other Security Document) or by Mortgages referred to in clause (f) below) in the Collateral of Parent, Borrower and each Subsidiary Loan Party, in each case, with the priority required by the Security Documents and subject to exceptions and limitations otherwise set forth in this Agreement and (ii) all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, required by the Security Documents, Requirements of Law and as reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;
(e)    the Administrative Agent shall have received certificates of insurance in form and substance reasonably satisfactory to the Administrative Agent evidencing the existence of insurance to be maintained by Parent and its Subsidiaries pursuant to Section 5.07, and the Administrative Agent shall be designated as additional insured and, with respect to property insurance and casualty insurance, lender’s loss payee or mortgagee as its interest may appear thereunder, or solely as additional insured, as the case may be, thereunder (provided that if such endorsement as additional insured cannot be delivered by the Closing Date, the Administrative Agent may consent to such endorsement being delivered at such later date as it deems appropriate in the circumstances); and

(f)    the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) an ALTA survey or, if acceptable to the title insurance company to issue the title coverage described in clause (iii) without any survey exception, including all survey-related endorsements, an existing survey with a “no-change” affidavit, (iii) a policy or policies of title insurance in the amount equal to the fair market value of such Mortgaged Property and fixtures, as determined by the Borrower in its reasonable discretion, issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent and insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except Permitted Encumbrances, together with such endorsements as the Administrative Agent may reasonably request (it being agreed that the Administrative Agent shall accept zoning reports from a nationally recognized zoning company in lieu of zoning endorsements to such title insurance policies), (iv) such affidavits, certificates, information (including financial data) and instruments of indemnification as shall be reasonably required to induce the title company to issue the title policy/ies and endorsements contemplated above and which are reasonably requested by such title company, (v) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating to such Mortgaged Property), (vi) if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors and the other Flood Insurance Laws and as required under Section 5.07, and (vii) such legal opinions as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property, in each case, in form and substance reasonably satisfactory to the Administrative Agent.
Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as the Borrower reasonably determines (and the Administrative Agent agrees in writing) that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees, shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents, (c) in no event shall control agreements be required with respect to deposit accounts, commodities accounts or securities accounts, (d) in no event shall any Loan Party be required to complete any filings or other action with respect to the perfection of security interests in any jurisdiction outside of the United States, (e) in no event shall any Loan Party be required to make any fixture filings other than in connection with a Mortgage required to be delivered hereunder, (f) in no event shall any Loan Party be required to deliver any instruments or certificated securities, other than instruments evidencing Indebtedness to the extent that the face amount of any such instrument exceeds $5,000,000 and certificated securities constituting Equity Interests in direct or indirect Subsidiaries of Parent (other than Immaterial Subsidiaries), (g) no landlord, mortgagee and bailee waivers shall be required, (h) no notice shall be required to be sent to account debtors or other contractual third parties prior to an Event of Default, (i) no foreign-law governed security documents shall be required and (j) in no event shall the Collateral include any Excluded Assets. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.
“Commitment” means, with respect to any Lender, its Initial Commitment, Additional Commitment, Extended Commitment or Refinancing Commitment or any combination thereof (as the context requires).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Consolidated EBITDA” means, for any period, an amount equal to
(a)    Consolidated Net Income of Parent and its Restricted Subsidiaries on a consolidated basis for such period;
plus
(b)    the following to the extent deducted (and not added back) in calculating such Consolidated Net Income (without duplication):
(i)    total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities;
(ii)    provision for federal, foreign, state and local taxes based on income, profits or capital, including franchise taxes accounted for as income taxes in accordance with GAAP;
(iii)    depreciation and amortization expense, including amortization of intangibles (including goodwill) and of deferred financing fees or costs;
(iv)    non-cash charges, including non-cash charges related to employee benefit or other management or stock compensation plans or expense, the non-cash portion of “straight line” rent expense and impairment charges, but excluding write-offs, write-downs or reserves with respect to accounts receivable or inventory (which write-offs, write-downs or reserves shall not be added back under any clause of this definition of “Consolidated EBITDA”); provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period;
(v)    transaction costs, fees and expenses (including swap breakage costs) in connection with the Transactions, any sale of Equity Interests, any acquisition, Investment or disposition outside the ordinary course of business, the incurrence of, or any refinancing of, any Indebtedness or any amendment of any Loan Document (in each case whether or not successful);
(vi)    unusual or non-recurring losses or expenses (including severance and relocation costs, one-time compensation charges, restructuring charges, integration costs and reserves), including such items related to acquisitions and dispositions;
(vii)    the amount of cost savings, operating expense reductions and synergies (x) related to the Transactions projected by Parent in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of Parent), within 18 months after the Closing Date, or (y) related to mergers and other business combinations, acquisitions, divestitures and restructurings consummated after the Closing Date projected by Parent in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of Parent), within 18 months after a merger or other business combination, acquisition or divestiture (or 12 months in the case of any other restructuring) is consummated, in each case, calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies were realized during the entirety of such period, net of the amount of actual benefits realized during such period from such actions; provided that such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable in the good faith judgment of Parent, as described in reasonable detail in an Officer’s Certificate;
provided that the aggregate amount under clauses (vi) and (vii) for any period shall not exceed 15% of Consolidated EBITDA for such period (before giving effect to such clauses);
minus
(c)    the following to the extent included in calculating such Consolidated Net Income (without duplication):
(i)    credit for federal, foreign, state and local taxes based on income, profits or capital, including franchise taxes accounted for as income taxes in accordance with GAAP;
(ii)    all non-cash items increasing Consolidated Net Income (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash items in any prior period or reversal of a reserve with respect to accounts receivable or inventory which reduced Consolidated EBITDA under the Loan Documents in a prior period);
(iii)    unusual or non-recurring gains or income; and
(iv)    rent expense paid in cash to the extent not included in “straight line” rent expense.
“Consolidated Net Debt” means, as of any date of determination, (a) Consolidated Total Debt as of such date minus (b) the aggregate amount of cash and Permitted Investments (excluding cash and Permitted Investments which are identified as “restricted” on the consolidated balance sheet) of the Loan

Parties as of such date (in each case, free and clear of all liens, other than Liens permitted pursuant to Section 6.02 for the benefit of the Secured Parties and Liens permitted pursuant to Section 6.02(l)).
“Consolidated Net Income” means, for any period, the net income (or loss) attributable to Parent and its Restricted Subsidiaries on a consolidated basis for such period; provided that Consolidated Net Income shall exclude, without duplication:
(a)    any net after-tax extraordinary gains or losses for such period and the cumulative effect of a change in accounting principles during such period;
(b)    any net after-tax gains or losses on dispositions outside the ordinary course of business;
(c)    the net income of any Restricted Subsidiary (other than a Guarantor) during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or law applicable to such Restricted Subsidiary during such period, except that Parent’s equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Guarantor as a dividend or other distribution;
(d)    any income (or loss) for such period of any Person that is not a Restricted Subsidiary, except that Parent’s equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Parent or any of its Restricted Subsidiaries as a dividend or other distribution (and in the case of a dividend or other distribution to a Restricted Subsidiary of Parent (other than the Borrower or a Guarantor), such Restricted Subsidiary is not precluded from further distributing such amount to the Borrower (or a Guarantor) as described in clause (c) of this proviso);
(e)    gains and losses from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments;
(f)    non-cash gains and losses related to currency fluctuations; and
(g)    any non-cash gains and losses attributable to the mark-to-market movement in the valuation of hedging obligations (to the extent the cash impact resulting from such gain or loss has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Accounting Standards Codification No. 815—Derivatives and Hedging.
In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income for any period shall include the after-tax amount of proceeds received in such period from business interruption insurance.
“Consolidated Secured Net Debt” means (i) Consolidated Net Debt less (ii) any amount of Indebtedness included therein that is not secured by any assets of Parent or any Restricted Subsidiary.
“Consolidated Total Debt” means, as of any date of determination, the aggregate amount of Indebtedness of Parent and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of acquisition method of accounting in connection with the Transactions or any Permitted Acquisition (or other Investment permitted hereunder)) described in clauses (a), (b), (e), (f), (g), (h) (to the extent of unreimbursed drawings under letters of credit or letters of guaranty) and (i) of the definition of “Indebtedness.”
“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Parent and its Restricted Subsidiaries at such date, excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Parent and its Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions or dispositions by Parent and its Restricted Subsidiaries shall be measured from the date on which such acquisition or disposition occurred until the first anniversary of such acquisition or disposition with respect to the Person subject to such acquisition or disposition and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of “Consolidated Net Income” and (III) any changes in current assets or current liabilities as a result of (x) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (y) the effects of acquisition method accounting.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Declined Amounts” has the meaning assigned to such term in Section 2.11(g).
“Declining Lender” has the meaning assigned to such term in Section 2.11(g).
“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means, subject to Section 2.20(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect or that it does not intend to comply with its funding obligation under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20(b)) upon delivery of written notice of such determination to the Borrower and each Lender.
“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Subsidiary in connection with a Disposition pursuant to Section 6.05(e) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash or Permitted Investments within 150 days following the consummation of the applicable Disposition).
“Discounted Prepayment” has the meaning assigned to such term in Section 2.25(a).
“Discounted Prepayment Effective Date” means five (5) Business Days following the Discounted Prepayment Response Date in accordance with Section 2.25(b), unless a shorter period is agreed to between the Borrower and the Administrative Agent.
“Discounted Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit I-2 to this Agreement, submitted in response to an invitation to submit offers following the Administrative Agent’s receipt of a Discounted Prepayment Offer Solicitation.
“Discounted Prepayment Offer Solicitation” means a written notice of the Borrower’s solicitation of Discounted Prepayment Offers made pursuant to Section 2.25(a) substantially in the form of Exhibit I-1 to this Agreement.
“Discounted Prepayment Proration” has the meaning assigned to such term in Section 2.25(b)(iii).
“Discounted Prepayment Response Date” means, with respect to any Discounted Prepayment Offer Solicitation, the date specified in such Discounted Prepayment Offer Solicitation, which shall be no less than three (3) Business Days after the late delivery of such notice to applicable Lenders, as such date may be extended upon notice by the Borrower to the Administrative Agent and each Lender holding the applicable Class of Loans before the previously announced Discounted Prepayment Response Date.
“Disposition” has the meaning assigned to such term in Section 6.05.
“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:
(a)    matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;
(b)    is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or
(c)    is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), in whole or in part, at the option of the holder thereof;
in each case, on or prior to the date that is 91 days after the Latest Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change in control” shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable and the termination of the Commitments and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of Parent or any of its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Parent or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person.
“dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.
“DTC” means the Depository Trust Company, any successor thereto and any analogous Governmental Authority.
“ECF Percentage” means, with respect to any fiscal year, (i) if the Secured Net Leverage Ratio as of the end of such fiscal year is greater than 1.75:1.00, 50%, (ii) if the Secured Net Leverage Ratio as of the end of such fiscal year is not greater than 1.75:1.00 but is greater than 1.25:1.00, 25% and (iii) if the Secured Net Leverage Ratio as of the end of such fiscal year is less than or equal to 1.25:1.00, 0%.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than Parent or any of its Subsidiaries), other than, in each case, a natural person.
“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.
“Environmental Laws” means the applicable common law and treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the Environment, to preservation or reclamation of natural resources, to Release or threatened Release of any Hazardous Material or to the extent relating to exposure to Hazardous Materials, to health or safety matters.
“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental investigation, remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), of Parent or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant (and the extent) to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, but in any event excluding debt securities convertible or exchangeable into equity.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Parent, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) with respect to any Plan, the failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by the Borrower or any of its ERISA

Affiliates of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan (or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA); or (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA.
“Eurocurrency” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Section 7.01.
“Excess Cash Flow” means, for any period, an amount equal to the excess of:
(a)    the sum, without duplication, of:
(i)    Consolidated Net Income for such period,
(ii)    an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income,
(iii)    an amount equal to the aggregate non-cash loss on dispositions by Parent and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income,
(iv)    decreases in Consolidated Working Capital for such period (other than decreases arising from acquisitions or dispositions by Parent and its Restricted Subsidiaries completed during such period or the application of purchase accounting), and
(v)    returns on Investments to the extent the amount thereof reduced Excess Cash Flow pursuant to clause (b)(vii) below in such period or a prior period and did not otherwise increase Consolidated Net Income, less
(b)    the sum, without duplication, of:
(i)    an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges excluded by virtue of clauses (a) through (g) of the definition of “Consolidated Net Income” (other than cash charges in respect of Transaction Costs paid on or about the Closing Date to the extent financed with the proceeds of Indebtedness incurred on the Closing Date),
(ii)    without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, the amount of capital expenditures made in cash during such period, except to the extent financed with the proceeds of an incurrence or issuance of

Indebtedness (other than revolving loans) or Equity Interests of Parent or its Restricted Subsidiaries,
(iii)    the aggregate amount of all principal payments of Indebtedness of Parent and its Restricted Subsidiaries made during such period, except to the extent financed with the proceeds of an incurrence or issuance of Indebtedness (other than revolving loans) or Equity Interests of Parent or its Restricted Subsidiaries, including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any mandatory prepayment of Loans pursuant to Section 2.11(b) with the Net Proceeds from an event of the type specified in clause (a) of the definition of “Prepayment Event” to the extent required due to a disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, , and excluding prepayments of (I) Loans (except those described in clause (B) above, (II) any revolving credit facility except to the extent there is an equivalent permanent reduction in commitments thereunder and (III) any Indebtedness secured by Collateral on a junior basis to the Loan Document Obligations or that is subordinated in right of payment to the Loan Document Obligations, in either case, except to the extent permitted pursuant to Section 6.08,
(iv)    an amount equal to the aggregate net non-cash gain on dispositions by Parent and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,
(v)    increases in Consolidated Working Capital for such period (other than increases arising from acquisitions or dispositions by Parent and its Restricted Subsidiaries completed during such period or the application of purchase accounting),
(vi)    cash payments by Parent and its Restricted Subsidiaries during such period in respect of long-term liabilities of Parent and its Restricted Subsidiaries other than Indebtedness to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income,
(vii)    without duplication of amounts deducted pursuant to clause (x) below in prior periods, the amount of Investments and acquisitions made in cash during such period (and (without duplication of the foregoing), in the case of any Investment or acquisition made in exchange for an earn-out or similar deferred consideration prior to or during such period, the amount of such earn-out or similar deferred consideration paid in cash during such period) pursuant to clauses (d), (f), (g)(i), (h), (j) and (k) of Section 6.04, in each case except to the extent financed with the proceeds of an incurrence or issuance of Indebtedness (other than revolving loans) or Equity Interests of Parent or its Restricted Subsidiaries,
(viii)    the amount of payments made in cash during such period pursuant to clauses (c), (d)(i), (e) and (f) of Section 6.07, in each case except to the extent financed with the proceeds of an incurrence or issuance of Indebtedness (other than revolving loans) or Equity Interests of Parent or its Restricted Subsidiaries; provided that the aggregate amount of payments made during such period pursuant to clauses (c), (d)(i), (e) and (f) of Section 6.07 that reduce Excess Cash Flow shall not exceed the greater of (A) $80.0 million or (B) an aggregate amount equal to $0.40 per share of common stock of

Parent (to be appropriately adjusted for any stock splits or reverse stock splits after the Closing Date),
(ix)    the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Parent and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income,
(x)        without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Parent or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, other Investments or capital expenditures to be consummated or made during the period of four consecutive fiscal quarters of Parent following the end of such period; provided that to the extent the aggregate amount actually paid during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,
(xi)    the amount of cash taxes (including penalties and interest) paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and
(xii)    transaction costs, fees and expenses (including swap breakage costs) that were paid in cash during such period (but not expensed) in connection with any sale of Equity Interests, any Permitted Acquisition or other Investment permitted under Section 6.04, any Disposition permitted under Section 6.05, or the incurrence of, or any refinancing of, any Indebtedness permitted under Section 6.01 (in each case to the extent permitted hereunder and whether or not successful) and not paid with the proceeds of any financing transaction, including proceeds of Loans; provided that if and when such expenditures are expensed in a later period, such expenditures shall be added to the calculation of Excess Cash Flow in such later period (to the extent the cash payments previously decreased Excess Cash Flow).
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.
“Excluded Assets” means (a) any fee-owned real property with a fair market value of less than $5,000,000 and all leasehold interests in real property, (b) motor vehicles and other assets subject to certificates of title or ownership (except to the extent that the filing of UCC financing statements are sufficient for perfection of security interests) subject to all other clauses of this definition, (c) Equity Interests in not-for-profit Subsidiaries, (d) voting Equity Interests in excess of 65% of the outstanding voting Equity Interests of any CFC or CFC Holdco, (e) Equity Interests in any Person (other than the Borrower or any Wholly Owned Subsidiary of the Borrower) to the extent the pledge thereof is not permitted by the terms of such Person’s organizational or joint venture documents, (f) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangements, in each case, to the extent permitted to be incurred hereunder to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money, capital lease or a similar arrangement or create a right of termination in favor of any other party thereto, (g) any intent-to-use trademark applications filed in the United States Patent and Trademark Office only to the extent that the grant of a security interest therein would invalidate such application under applicable federal law, prior to the filing of a “Statement of Use,” (h) pledges and security interests prohibited by applicable law, rule or regulation, (i) Commercial Tort Claims with a claim value of less than $5,000,000 individually, (j) letters of credit and Letter-of-Credit Rights to the extent not constituting Supporting Obligations (except to the extent a security interest therein can be perfected by the filing of Uniform Commercial Code financing statements), (k) deposit accounts or securities accounts used exclusively as payroll accounts, trust accounts, client fund accounts and employee benefit accounts and (l) assets with respect to which, as reasonably determined by the Borrower (and agreed to by the Administrative Agent in writing), the burden or cost of providing a security interest in such assets outweighs the benefits afforded to the Lenders; in the case of clauses (e), (f) and (h) above, after giving effect to the applicable anti-non-assignment provisions of the Uniform Commercial Code or other applicable law (it being understood that the exclusions in such clauses (e), (f) and (h) do not apply to proceeds and receivables of the assets described in such clauses, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition); provided, however, that Excluded Assets shall not include any Proceeds, substitutions or replacements of any Excluded Assets referred to in the preceding clauses (a) through (l) (unless such Proceeds, substitutions or replacements would constitute Excluded Assets referred to in clauses (a) through (l)). Each category of Excluded Assets set forth above shall have the meaning set forth in the Uniform Commercial Code (to the extent such term is defined in the Uniform Commercial Code).
If as a result of any change in law after the Closing Date (including any change with retroactive effect) any Subsidiary that is a Subsidiary Loan Party is released from the Guarantee Agreement pursuant to the last sentence of the definition of “Excluded Subsidiaries,” the pledge of Voting Equity Interests of such Subsidiary shall be limited to 65% of such Voting Equity Interests and any excess Voting Equity Interests shall be released from the Collateral (and if such release of such Subsidiary from the Guarantee Agreement is deemed to have occurred retroactively pursuant to such sentence, such release from the Collateral will be deemed to have occurred concurrently with such release of such Subsidiary from the Guarantee Agreement).
“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly Owned Subsidiary of the Borrower, (b) Unrestricted Subsidiaries, (c) any Subsidiary that is prohibited by applicable law, rule or regulation or any contractual obligation existing on the Closing Date from guaranteeing the Secured Obligations, or which would require governmental (including regulatory) consent, approval, license or authorization, unless such consent, approval, license or authorization has been received, (d) any Foreign Subsidiary that is a CFC, (e) any Domestic Subsidiary of a Foreign Subsidiary that is a CFC, (f) any CFC Holdco, (g) any Immaterial Subsidiary, (h) a Broker-Dealer Subsidiary, (i) any not-for-profit Subsidiary, (j) any Restricted Subsidiary acquired after the Closing Date which is an obligor under secured Indebtedness permitted under the Loan Documents as assumed Indebtedness and any Restricted Subsidiary thereof that guarantees such Indebtedness, in each case to the extent such secured Indebtedness prohibits such Subsidiary from becoming a Guarantor and such Indebtedness was not incurred, and such prohibition was not entered into, in contemplation of such acquisition, (k) any Subsidiary with respect to which, as reasonably determined by the Borrower (and agreed to in writing by the Administrative Agent), the burden or cost of providing a Guarantee outweighs the benefits afforded to the Lenders thereby and (l) any Subsidiary of an Excluded Subsidiary. If as a result of any change in law after the Closing Date (including any change with retroactive effect), any Subsidiary that is a Subsidiary Loan Party becomes an Excluded Subsidiary described in clause (d), (e) or (f) above, such Subsidiary shall be released from the Guarantee Agreement (and if such Subsidiary under such changed law as so retroactively applied would have been an Excluded Subsidiary, such release will be deemed to have occurred immediately prior to the period of retroactive effect).
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) such recipient’s net income (however denominated) and franchise Taxes imposed on it, in each case, by a jurisdiction as a result of (i) such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, such jurisdiction, or (ii) any other present or former connection between such recipient and such jurisdiction (other than any connection arising solely from such recipient having executed, delivered, become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned of an interest in, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents), (b) any branch profits tax imposed under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) any U.S. federal withholding Tax imposed pursuant to FATCA, (d) any withholding Tax that is attributable to a Lender’s failure to comply with Section 2.17(e), and (e) in the case of a Foreign Lender (other than any Foreign Lender becoming a party hereto pursuant to a request by any Loan Party under Section 2.19 hereto), any U.S. federal withholding Taxes imposed on amounts payable to such Foreign Lender pursuant to a Requirement of Law in effect at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.17(a).
“Existing Bridge Revolving Facility” means the Revolving Bridge Credit Agreement, dated as of November 16, 2015, by and among Parent, the Borrower, as borrower thereunder, the Lenders party thereto and MSSF, as administrative agent thereunder.
“Existing Class” means a Class of Applicable Existing Loans.
“Existing Target Revolving Facility” means the Credit Agreement, dated as of October 4, 2012, by and between Target, as borrower, and Firstmerit Bank, N.A.
“Existing Target Term Loan Facility” means the Term Loan Agreement, dated as of September 4, 2014, by and between Target, as borrower, and Firstmerit Bank, N.A.
“Existing Unsecured Revolving Facility” means the Credit Agreement, dated as of June 30, 2014, between NorthStar Realty Finance Corp., as lender, and Parent, as borrower.
“Extended Class” means a Class of Extended Loans.
“Extended Loans” has the meaning assigned to such term in Section 2.23(a).
“Extending Lender” has the meaning assigned to such term in Section 2.23(b).
“Extension Effective Date” has the meaning assigned to such term in Section 2.23(b).
“Extension Election” has the meaning assigned to such term in Section 2.23(b).
“Extension Request” has the meaning assigned to such term in Section 2.23(a).

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the Closing Date (and any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or other official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law or intergovernmental agreement implementing an intergovernmental approach thereto.
“FCPA” has the meaning assigned to such term in Section 3.19.
“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fee Letter” means the Basic Fee Letter and the Administrative Fee Letter, each dated October 15, 2015, among Parent, the Borrower and the Lead Arranger.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of Borrower.
“Financing Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans and the use of the proceeds thereof hereunder.
“FINRA” means the Financial Industry Regulatory Authority, Inc., or any other self-regulatory body which succeeds to the functions of the Financial Industry Regulatory Authority, Inc.
“First Lien Intercreditor Agreement” means a customary intercreditor agreement among the Administrative Agent and one or more senior representatives for the holders of Indebtedness that is intended to be secured by Liens on the Collateral ranking pari passu to the Liens securing the Loan Document Obligations, in form and substance reasonably acceptable to the Administrative Agent and the Borrower.
“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Foreign Government Scheme or Arrangement” has the meaning assigned to such term in Section 3.10(c).
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Plan” has the meaning assigned to such term in Section 3.10(c).

“Foreign Subsidiary” means any Restricted Subsidiary other than a Domestic Subsidiary.
“Funded Debt” means all Indebtedness of Parent or any of its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date.
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time but subject to Section 1.04.
“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether federal, state, provincial, territorial, local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank and self-regulatory organizations, including FINRA).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantee Agreement” means the Master Guarantee Agreement among the Guarantors and the Administrative Agent, substantially in the form of Exhibit B.
“Guarantors” means Parent and the Subsidiary Loan Parties.
“Hazardous Materials” means all substances, wastes, pollutants or contaminants, materials, constituents, chemicals or compounds in any form regulated under any Environmental Law, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls or radon gas.

“Identified Participating Lenders” has the meaning assigned to such term in Section 2.25(b)(iii).
“Immaterial Subsidiary” means any Subsidiary other than a Material Subsidiary.
“Incremental Cap” means, at any date of determination, an amount equal to the sum of (a) $190.0 million and (b) an amount such that on a Pro Forma Basis, the Secured Net Leverage Ratio as of the end of the most recent Test Period for which financial statements have been or were required to have been delivered pursuant to Section 5.01(a) or (b) (provided that for purposes of calculating the Secured Net Leverage Ratio, (i) the cash proceeds of any Additional Loans being so incurred shall not be netted against Indebtedness and (ii) any Additional Loans are assumed to be secured, whether or not so secured) would not be greater than 2.25:1.00.
“Incremental Equivalent Debt” means (x) notes or loans that are unsecured and rank pari passu with or subordinated in right of payment to the Loan Document Obligations, (y) notes that are secured by Liens that rank pari passu with or subordinated to the Liens securing the Loan Document Obligations and (z) loans that are secured by Liens that are subordinated to the Liens securing the Loan Document Obligations; provided that (i) all Incremental Equivalent Debt (whether or not secured) shall be included in the numerator in the calculation of Secured Net Leverage Ratio, count toward the capacity under the Incremental Cap and be permitted to be incurred only to the extent capacity is available under the Incremental Cap, (ii) Incremental Equivalent Debt shall be subject to the requirements set forth in clauses (v), (vi) and (viii) of Section 2.22(a) mutatis mutandis; provided that clauses (v) and (vi) shall not apply to any Incremental Equivalent Debt consisting of a customary bridge facility so long as the long-term debt into which any such customary bridge facility is to be converted satisfies such clauses and (iii) any Incremental Equivalent Debt that is secured shall be subject to a First Lien Intercreditor Agreement and/or a Junior Lien Intercreditor Agreement, as the case may be.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business and any earn-out obligation until 60 days after such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person (x) as an account party in respect of letters of credit and letters of guaranty or (y) in respect of bankers’ acceptances and (i) all obligations of such Person in respect of Disqualified Equity Interests; provided that the term “Indebtedness” shall not include (x) deferred or prepaid revenue or (y) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning assigned to such term in Section 9.03(b).
“Indemnified Taxes” means all Taxes, other than Excluded Taxes and Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Information” has the meaning assigned to such term in Section 9.12(a).
“Initial Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Loan hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption. The amount of each Lender’s Initial Commitment as of the Closing Date is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Initial Commitment. As of the Closing Date, the aggregate amount of Initial Commitments of all Lenders is $500,000,000.
“Initial Loans” means the Loans made pursuant to Section 2.01(a) on the Closing Date.
“Initial Restricted Payment Amount” means an amount equal to $50,000,000.
“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.
“Intercreditor Agreement” means any First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement, as applicable.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Eurocurrency Borrowing and ending on the date that is one, two, three or six months thereafter as selected by the Borrower in its Borrowing Request; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month at the end of such Interest Period and (c) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (i) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (ii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined in good faith by a Financial Officer) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iii) any Investment (other than any Investment referred to in clause (i) or (ii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (x) the cost of all additions thereto and minus (y) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (y) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“Investment Vehicle” means (a) a separate account, investment strategy, fund or vehicle for collective investing (in whatever form of organization, including a corporation, limited liability company, partnership, association, trust or other entity, including each separate portfolio or series of any of the foregoing, and including any entity investing in collateralized loan obligations or collateralized debt obligations) that is managed directly or indirectly by Parent or any of its Subsidiaries, (b) any separate account, investment strategy, fund or vehicle for collective investing that, upon the making of an Investment therein or upon the acquisition of the related management rights with respect thereto, would be an Investment Vehicle pursuant to clause (a) above, and (c) any entity created for the sole purpose of receiving funds to be invested in a separate account, investment strategy, fund or vehicle for collective investing that constitutes an Investment Vehicle pursuant to clause (a) or (b) above.
“Junior Indebtedness” means (i) any Indebtedness that is junior in right of payment to the Loan Document Obligations or Indebtedness that is secured by Liens that are junior to the Liens securing the

Loan Document Obligations, and any Permitted Refinancing thereof or (ii) any Indebtedness owing by a Loan Party to a Restricted Subsidiary that is not a Loan Party.
“Junior Lien Intercreditor Agreement” means a customary intercreditor agreement among the Administrative Agent and one or more representatives for the holders of other Indebtedness, in form and substance reasonably acceptable to the Administrative Agent and the Borrower, pursuant to which such representatives agree that the Liens securing such Indebtedness are subordinated to the Liens securing the Loan Document Obligations. Wherever in this Agreement, a representative is required to become party to the Junior Lien Intercreditor Agreement, if the related Indebtedness is the initial Indebtedness incurred by the Borrower or any Restricted Subsidiary to be secured by a Lien subordinated to the Liens securing the Loan Document Obligations, then the Borrower, the Guarantors, the Administrative Agent and the representative for such Indebtedness shall execute and deliver the Junior Lien Intercreditor Agreement.
“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time.
“Lead Arranger” means MSSF, in its capacity as the sole lead arranger and bookrunner of the facility hereunder.
“Lender” means the Persons listed on Schedule 2.01 and other Persons that shall have become a party hereto pursuant to an Assignment and Assumption or an Additional Credit Extension Amendment, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Lender Related Party” means any Related Party of a Lender or the Administrative Agent.
“Letter-of-Credit Right” has the meaning assigned to such term in the Collateral Agreement.
“LIBO Rate” means, for any Interest Period with respect to a Eurocurrency Borrowing, the rate per annum equal to (i) the Intercontinental Exchange Benchmark Administration Ltd. LIBOR (“ICE LIBOR”), as published by Reuters (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such published rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Borrowing being made, continued or converted by MSSF and with a term equivalent to such Interest Period would be offered by MSSF to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Loan Document Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Loan Documents” means this Agreement, the Guarantee Agreement, the Security Documents, the Fee Letter, any Additional Credit Extension Amendment, any First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement and, except for purposes of Section 9.02, any Notes.
“Loan Parties” means the Borrower and the Guarantors.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Majority in Interest,” when used in reference to Lenders of any Class, means, at any time, Lenders holding outstanding Loans of such Class representing more than 50% of the principal amount of of all Loans of such Class outstanding at such time; provided that whenever there are one or more Defaulting Lenders, the total principal amount of outstanding Loans of each Defaulting Lender shall be excluded for purposes of making a determination of the Majority in Interest of such Class.
“Margin Stock” means “margin stock” as such term is defined in Regulation U of the Federal Reserve Board.
“Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes Equity Interests of any Person that becomes a Restricted Subsidiary and (b) involves consideration in excess of $30,000,000.
“Material Adverse Effect” means any event, circumstance or condition that has had, or would reasonably be expected to have, a materially adverse effect on (a) the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, (b) the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.
“Material Disposition” means any sale, transfer or other disposition of property or series of related sales, transfers or other dispositions of property that (i) involves assets comprising all or substantially all of an operating unit of a business or involves Equity Interests of any Person owned by Parent or any Restricted Subsidiary and (ii) involves consideration in excess of $30,000,000.
“Material Indebtedness” means Indebtedness (other than the Loan Document Obligations) under or in respect of one or more agreements or instruments, or obligations in respect of one or more Swap Agreements, of any one or more of Parent and the Restricted Subsidiaries in an aggregate principal amount exceeding $40,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Parent or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Subsidiary” means (i) each Restricted Subsidiary that, as of the last day of the fiscal quarter of Parent most recently ended, had revenues or total assets for such quarter in excess of 2.5% of the consolidated revenues or total assets, as applicable, of Parent for such quarter and (ii) any group comprising Restricted Subsidiaries that each would not have been a Material Subsidiary under clause (i) but that, taken together, as of the last day of the fiscal quarter of Parent most recently ended, had revenues or total assets for such quarter in excess of 5.0% of the consolidated revenues or total assets, as applicable, of Parent for such quarter.

“Maturity Date” means (i) with respect to the Initial Loans, the seventh anniversary of the Closing Date and (ii) with respect to any other Class of Loans, the date specified as the maturity date for such Class in the Additional Credit Extension Amendment related to such Class.
“Maximum Prepayment Price” has the meaning assigned to such term in Section 2.25(b)(i).
“Maximum Rate” has the meaning assigned to such term in Section 9.17.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.
“Mortgaged Property” means each parcel of real property with respect to which a Mortgage is granted pursuant to the Collateral and Guarantee Requirement, Section 5.11 or Section 5.12.
“MSSF” means Morgan Stanley Senior Funding, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Permitted Investments, including (i) any cash or Permitted Investments received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any interest payments), but only as and when received, (ii) in the case of a Casualty Event, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all fees and out-of-pocket expenses paid by Parent and its Restricted Subsidiaries in connection with such event (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), (x) the amount of all payments that are permitted hereunder and are required to be made by Parent and its Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Loans) secured by a lien on such asset (which Lien, if such assets constitute Collateral, ranks prior to the Lien securing the Secured Obligations) (y) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of Parent or any Restricted Subsidiary as a result thereof and (z) the amount of any liabilities directly associated with such asset and retained by Parent or any Restricted Subsidiary and (iii) the amount of all taxes paid (or reasonably estimated to be payable), and the amount of any reserves established by Parent and its Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event; provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by Parent at such time of Net Proceeds in the amount of such reduction.
“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Guarantor Debt Cap” means the greater of (i) $50,000,000 and (ii) 20% of Consolidated EBITDA for the most recently ended Test Period.
“Notes” means promissory notes delivered by the Borrower pursuant to Section 2.09(e).
“NSCC” means the National Securities Clearing Commission, any successor thereto and any analogous Governmental Authority.
“Officer’s Certificate” means a certificate of a Responsible Officer of the applicable Person in form and substance reasonably satisfactory to the Administrative Agent.
“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person.
“Other Taxes” means all present or future recording, stamp, documentary or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Loan Document.
“Outstanding Loans” has the meaning assigned to such term in Section 2.22(a)(vi).
“Parent” has the meaning assigned to such term in the Preamble hereto.
“Participant” has the meaning assigned to such term in Section 9.04(c)(i).
“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).
“Participating Lender” has the meaning assigned to such term in Section 2.25(b)(ii).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Perfection Certificate” means a certificate substantially in the form of Exhibit C-1.
“Permitted Acquisition” means the purchase or other acquisition, by merger or otherwise, by Parent or any Restricted Subsidiary of (i) all or substantially all the assets of any Person, or all or substantially all the assets constituting a business unit, division, product line or line of business or (ii) Equity Interests of any Person that becomes a Restricted Subsidiary upon the consummation of such acquisition; provided that (a) all transactions related thereto are consummated in accordance with all Requirements of Law, (b) the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 6.12, (c) the Borrower shall comply with Section 5.11 and 5.12 with respect to each such purchase or other acquisition, (d) before and after giving effect to any such purchase or other acquisition, (i) no Event of Default shall have occurred and be continuing and (ii) the Total Net Leverage Ratio shall be less than or equal to 3.00 to 1.00 on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements have been or were required to have been delivered pursuant to Section 5.01(a) or (b), (e) the proposed acquisition is consensual (not “hostile”) and, if applicable, has been approved by the board of directors of the Person whose Equity Interests are being acquired and (f) for Permitted Acquisitions the consideration of which is in excess of $30,000,000, the Borrower shall have delivered to the Administrative Agent, on or prior to the consummation of such purchase or other acquisition, a certificate of a Financial Officer certifying that all the requirements set forth in this definition have been satisfied (or will be satisfied on or prior to the consummation of such purchase or other acquisition) with respect to such purchase or other acquisition, together with reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (d) above.
“Permitted Encumbrances” means:
(a)    Liens for Taxes not yet due or payable or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(b)    Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens arising in the ordinary course of business that secure amounts not overdue for a period of more than 30 days or, if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, in each case so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;
(c)    Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;
(d)    Liens incurred or deposits made, in each case in the ordinary course of business, to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations);
(e)    easements, rights-of-way, restrictions, encroachments, protrusions, zoning restrictions and other similar encumbrances and minor title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;
(f)    Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 7.01(j);
(g)    Liens arising from precautionary Uniform Commercial Code financing statements or similar filings made in respect of operating leases entered into by the Borrower or any of its Subsidiaries;
(h)    leases, licenses, subleases or sublicenses granted to others that (i) do not interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, and (ii) do not secure any Indebtedness; and
(i)    any interest or title of a lessor under leases (other than leases constituting Capital Lease Obligations) entered into by any of the Borrower or any Restricted Subsidiaries in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness other than Liens referred to in clause (c) above securing obligations under letters of credit or bank guarantees.
“Permitted Investments” means any of the following, to the extent owned by the Borrower or any Restricted Subsidiary:
(a)    dollars, euro or such other currencies used in the jurisdiction in which any Loan Party is organized or doing business, held by it from time to time in the ordinary course of business;
(b)    readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States, having average maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;
(c)    time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least $500,000,000 (any such bank in the foregoing clause (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;
(d)    commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 12 months from the date of acquisition thereof;
(e)    repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of the United States, in which such Person shall have a perfected first-priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;
(f)    marketable short-term money market and similar highly liquid funds either (i) having assets in excess of $500,000,000 or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);
(g)    securities with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state of the United States or by any political subdivision or taxing authority of any such state having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);
(h)    instruments equivalent to those referred to in clauses (a) through (g) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction; and

(i)    investments, classified in accordance with GAAP as current assets of the Borrower or any Subsidiary, in money market investment programs that are registered under the Investment Company Act, or that are administered by financial institutions having capital of at least $500,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (h) of this definition.
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(e), Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, (d) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Loan Document Obligations, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended and (e) if the Indebtedness being modified, refinanced, refunded, renewed or extended is permitted pursuant to Section 6.01(g), (i) the terms, covenants and events of default (including if applicable, as to collateral but excluding as to subordination, interest rate (including whether such interest is payable in cash or in kind) and redemption premium) of the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are not, taken as a whole, materially less favorable to the Loan Parties or the Lenders than the terms of the Indebtedness being modified, refinanced, refunded, renewed or extended; provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to such modification, refinancing, refunding, renewal or extension, together with a reasonably detailed description of the material terms of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms are not, taken as a whole, materially less favorable shall satisfy the foregoing requirements in this clause (i), and (ii) the primary obligor in respect of, and the Persons (if any) that Guarantee, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are the primary obligor in respect of, and Persons (if any) that Guaranteed, respectively, the Indebtedness being modified, refinanced, refunded, renewed or extended. For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 6.01.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” has the meaning assigned to such term in Section 5.01.
“Prepayment Amount” has the meaning assigned to such term in Section 2.11(g).
“Prepayment Date” has the meaning assigned to such term in Section 2.11(g).
“Prepayment Event” means:
(a)    any sale, transfer or other disposition (including (x) pursuant to a sale and leaseback transaction, (y) by way of merger or consolidation and (z) any Casualty Event) of any property or asset of Parent or any of its Restricted Subsidiaries permitted by Section 6.05(e) other than dispositions resulting in aggregate Net Proceeds not exceeding (A) $5,000,000 in the case of any single transaction or series of related transactions and (B) $10,000,000 for all such transactions during any fiscal year of Parent; or
(b)    the incurrence by Parent or any of its Restricted Subsidiaries of any Indebtedness, other than Indebtedness permitted under Section 6.01 (other than Refinancing Loans) or permitted by the Required Lenders pursuant to Section 9.02.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Person acting as the Administrative Agent as its prime rate in effect at its principal office in New York City. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.
“Pro Forma Basis” means, with respect to any calculation for any period:
(a)    Material Acquisitions and Material Dispositions that have been made by Parent or any of its Restricted Subsidiaries, or any Person or any of its Subsidiaries acquired by, merged or consolidated with Parent or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during such period or subsequent to the period and on or prior to the date for which the calculation is being made (the “Calculation Date”) will be given pro forma effect as if they had occurred on the first day of the period;
(b)    any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such period;
(c)    any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such period; and
(d)    if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account the effect on such interest rate of any Swap Agreement applicable to such Indebtedness).

The calculations above shall be made in good faith by a responsible financial or accounting officer of the Borrower. Interest on a Capitalized Lease shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate. When calculating compliance with a financial ratio as of any date, Consolidated Net Debt shall be calculated as of such date (after giving effect to all incurrences and repayments of Indebtedness and uses (other than ordinary working capital uses) of cash and Permitted Investments to occur on such date) and Consolidated EBITDA shall be calculated as of the four quarter period ending on the most recent date in respect of which a recent balance sheet has been (or was required to be) delivered under Section 5.01(a) or (b).
“Pro Forma Financial Statements” has the meaning assigned to such term in Section 3.04(c).
“Proceeds” has the meaning assigned to such term in the Collateral Agreement.
“Proposed Change” has the meaning assigned to such term in Section 9.02(c).
“Public Lender” has the meaning assigned to such term in Section 5.01.
“Qualified Equity Interests” means Equity Interests of Parent other than Disqualified Equity Interests.
“Qualifying Offer” has the meaning assigned to such term in Section 2.25(b)(ii).
“Refinancings” means the repayment of (i) the Existing Bridge Revolving Facility, (ii) the Existing Target Revolving Facility and (iii) the Existing Target Term Loan Facility, in each case, together with the termination of all commitments thereunder and the release of all Liens granted thereunder.
“Refinancing Lender” has the meaning assigned to such term in Section 2.24(b).
“Refinancing Effective Date” has the meaning assigned to such term in Section 2.24(b).
“Refinancing Loans” has the meaning assigned to such term in Section 2.24(a).
“Register” has the meaning assigned to such term in Section 9.04(b)(iv).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, agents, controlling persons, advisors and other representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns.
“Release” means any release, spill, emission, leaking, dumping, injection, emptying, pumping, escaping, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment, including the Environment, within any building, structure, facility or fixture.

“Repricing Transaction” has the meaning assigned to such term in Section 2.11(h).
“Required Lenders” means, at any time, Lenders having Loans representing more than 50% of the outstanding principal amount of the Loans; provided that the Loans of any Defaulting Lender shall be excluded for the purposes of making a determination of Required Lenders.
“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, or other similar officer, manager or a director of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any manager, director, sole member, managing member or general partner thereof, and as to any document delivered on the Closing Date or thereafter pursuant to paragraph (a)(i) of the definition of the term “Collateral and Guarantee Requirement,” any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Parent or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Parent or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Parent or any Restricted Subsidiary.
“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.
“Sanctions” has the meaning assigned to such term in Section 3.18.
“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.
“Secured Cash Management Obligations” has the meaning assigned to such term in the Collateral Agreement.
“Secured Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated Secured Net Debt as of such date; provided that for purposes of the definition of “Incremental Cap” and the definition of “Incremental Equivalent Debt,” all Incremental Equivalent Debt (whether or not secured) shall be included in Consolidated Secured Net Debt to (b) Consolidated EBITDA for the most recently ended Test Period.
“Secured Obligations” has the meaning assigned to such term in the Collateral Agreement.
“Secured Parties” has the meaning assigned to such term in the Collateral Agreement.

“Secured Swap Obligations” has the meaning assigned to such term in the Collateral Agreement.
“Security Documents” means the Collateral Agreement, the Mortgages and each other security agreement, pledge agreement, intellectual property security agreement or similar agreement executed and delivered pursuant to the Collateral and Guarantee Requirement, Section 5.11, Section 5.12 or Section 5.17 to secure any of the Secured Obligations, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
“Seed Capital Investment” means any “seed” or “early stage” investment in, or segregating of funds in, an Investment Vehicle in which Parent or one or more of its Restricted Subsidiaries has invested or is segregating capital for the purpose of establishing or maintaining an investment record in order to offer one or more products or investment strategies to third-party investors.
“Sellers” means Sinclair Group, Inc., GTCR Partners X/B LP, GTCR Fund X/C LP, the individuals listed on Schedule A to the Acquisition Agreement, Townsend Acquisition LLC and GTCR/AAM Blocker Corp.
“Specified Refinancing Debt” means (x) notes or loans that are unsecured and rank pari passu with or subordinated in right of payment to the Loan Document Obligations, (y) notes that are secured by Liens that rank pari passu with or subordinated to the Liens securing the Loan Document Obligations and (z) loans that are secured by Liens that are subordinated to the Liens securing the Loan Document Obligations; provided that (i) Specified Refinancing Debt shall be subject to the requirements set forth in clauses (i), (iii), (iv), (v), (vi) and (vii) of Section 2.24(a) mutatis mutandis, except that Specified Refinancing Debt shall be permitted to be used to refinance all or any portion of any existing Specified Refinancing Debt and in such case references to the Loans in such clauses shall refer to the Specified Refinancing Debt being refinanced; and (ii) any Specified Refinancing Debt that is secured shall be subject to a First Lien Intercreditor Agreement and/or a Junior Lien Intercreditor Agreement, as the case may be.
“Specified Representations” means the representations set forth in Section 3.01 (first two sentences thereof and with respect to valid existence of the Subsidiary Loan Parties), Section 3.02, Section 3.03(b)(i), Section 3.08, Section 3.14, Section 3.16, Section 3.18, Section 3.19, Section 3.20 and Section 3.21 (in the case of Section 3.21, subject to the proviso of Section 4.01(f)).
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board of Governors. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Submitted Amount” has the meaning assigned to such term in Section 2.25(b)(i).
“Submitted Prepayment Price” has the meaning assigned to such term in Section 2.25(b)(i).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, beneficially owned by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of Parent (including the Borrower); provided that no Investment Vehicle is or shall be deemed hereunder to be a subsidiary of Parent or any of its Restricted Subsidiaries.
“Subsidiary Loan Party” means each Subsidiary of Parent that is a party to the Guarantee Agreement.
“Supporting Obligations” has the meaning assigned to such term in the Collateral Agreement.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement or contract involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent or the Subsidiaries shall be a Swap Agreement.
“Target” has the meaning assigned to such term in the preliminary statements hereto.
“Target Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.25(b)(i).
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, assessments, fees or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Test Period” means, at any date of determination, the period of four consecutive fiscal quarters of Parent then last ended for which financial statements have been or were required to have been delivered pursuant to Section 5.01(a) or (b).
“Tiered Offer” has the meaning assigned to such term in Section 2.25(b)(i).
“Total Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Total Debt as of such date (after giving effect to all incurrences and repayments of Indebtedness on such date) to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of Parent then ended.
“Total Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated Net Debt as of such date to (b) Consolidated EBITDA for the most recently ended Test Period.
“Transaction Costs” means all fees, costs and expenses incurred or payable by Parent or any of its Subsidiaries in connection with the transactions described in clauses (a) through (c) of the definition of “Transactions.”

“Transactions” means (a) the Acquisition, (b) the Financing Transactions, (c) the Refinancings and (d) the payment of the Transaction Costs.
“Transformative Acquisition” means any acquisition or investment by Parent or any Restricted Subsidiary that is either (a) not permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition or investment or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition or investment, would not provide Parent and its Subsidiaries with adequate flexibility under the Loan Documents for continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.
“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.
“Unaudited Financial Statements” means (i) the unaudited consolidated balance sheet of Parent and its Subsidiaries as of September 30, 2015 and the unaudited consolidated statements of operations and cash flows for the nine months ended September 30, 2015 and (ii) the unaudited consolidated balance sheet of the Acquired Business as of September 30, 2015 and the related unaudited consolidated statements of income, comprehensive income, members’ equity and cash flows of the Acquired Business for the nine months ended September 30, 2015 and 2014.
“United States Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(e)(i)(C).
“Unrestricted Subsidiary” means (i) NSAM SPAC Holdings, LLC, (ii) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.13 subsequent to the Closing Date and (iii) any Subsidiary of an Unrestricted Subsidiary pursuant to clause (i) or (ii).
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.
“Voting Equity Interests” means, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Wholly Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such

Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Working Capital Facility” means one or more revolving credit facilities entered into for the working capital needs of Parent and its Restricted Subsidiaries in the ordinary course of their businesses.
Section 1.02    Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified by Class (e.g., an “Initial Loan” or an “Additional Loan”) and by Type (e.g., a “Eurocurrency Loan” and a “Eurocurrency Borrowing”).
Section 1.03    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles or Sections shall be construed to refer to Articles or Sections, as applicable, of this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Section 1.04    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definitions) hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Codification No. 825—Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Parent or any Subsidiary at “fair value” as defined therein. Notwithstanding any other provision contained herein, any lease that is treated as an operating lease for purposes of GAAP as of the Closing Date shall continue to be treated as an operating lease (and any future lease, if it were in effect on the Closing Date, that would be treated as an operating lease for purposes of GAAP as of the Closing Date shall be treated as an operating lease), in each case for purposes of this Agreement, notwithstanding any change in GAAP after the Closing Date.

Section 1.05    Effectuation of Transactions. All references herein to Parent, the Borrower and the other Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of Parent, the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Acquisition and the other Transactions to occur on the Closing Date, unless the context otherwise requires.
ARTICLE II
THE CREDITS
Section 2.01    Commitments.
(a)    Subject to the terms and conditions set forth herein, each Lender agrees to make a Loan to the Borrower on the Closing Date denominated in dollars in a principal amount equal to its Initial Commitment. Amounts repaid or prepaid in respect of Loans may not be reborrowed.
Section 2.02    Loans and Borrowings.
(a)    Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.
(b)    Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of six Eurocurrency Borrowings outstanding.
Section 2.03    Requests for Borrowings. Each Borrowing shall be made upon the Borrower’s irrevocable notice to the Administrative Agent in the form of a written Borrowing Request, (a) in the case of a Eurocurrency Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable. Each Borrowing Request shall specify the following information:
(i)    the aggregate amount of such Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;
(iv)    in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
(v)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and
(vi)    that as of the date of such Borrowing, the conditions set forth in Sections 4.02(a) and 4.02(b) are satisfied (provided that a conversion or continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this clause (vi)).
If no election as to the Type of Borrowing is specified as to any Borrowing, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04    [Reserved].
Section 2.05    [Reserved].
Section 2.06    Funding of Borrowings.
(a)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the Applicable Account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.13. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
(c)    The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c).
Section 2.07    Interest Elections.
(a)    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election in writing by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such written Interest Election Request shall be irrevocable.
(c)    Each Interest Election Request shall be in writing and shall specify the following information in compliance with Section 2.03:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)    if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”
If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the applicable Interest Period.
Section 2.08    Termination and Reduction of Commitments. Unless previously terminated, the Initial Commitments shall terminate upon the funding thereof.
Section 2.09    Repayment of Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender as provided in Section 2.10.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be conclusive absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section, the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section shall control.

(e)    The Loans made by each Lender shall, at the request of such Lender, be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit E, dated (i) the Closing Date or (ii) the effective date of an Assignment and Assumption pursuant to Section 9.04(b), payable to the order of such Lender in a principal amount as originally in effect and otherwise duly completed and such substitute Notes as required by Section 9.04(b). The date, amount, Class, Type, interest rate and Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Notes, and, prior to any transfer may be endorsed by such Lender on the schedule attached to such Notes or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.
Section 2.10    Amortization of Loans.
(a)    Subject to adjustment pursuant to paragraph (c) of this Section, the Borrower shall repay the Initial Loans on the last day of each March, June, September and December (commencing on June 30, 2016) in the amount equal to (i) the aggregate principal amount of Loans made on the Closing Date multiplied by (ii) 0.25%; provided that if any such date is not a Business Day, such payment shall be due on the next preceding Business Day.
(b)    To the extent not previously paid, all Loans of each Class shall be due and payable on the Maturity Date for such Class.
(c)    Except as otherwise provided in any Additional Credit Extension Amendment with respect to the Class created by such Additional Credit Extension Amendment, any prepayment of any Class (i) pursuant to Section 2.11(a) shall be applied to reduce the subsequent scheduled and outstanding repayments of such Class to be made pursuant to this Section as directed by the Borrower (and absent such direction in direct order of maturity) and (ii) pursuant to Section 2.11(b) or 2.11(c) shall be applied to reduce the subsequent scheduled and outstanding repayments of such Class to be made pursuant to this Section in direct order of maturity.
(d)    Each repayment of Loans of any Class shall be applied ratably to the Loans of such Class.
Section 2.11    Prepayment of Loans.
(a)    The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirement to pay any amounts required pursuant to paragraph (g) of this Section.
(b)    In the event and on each occasion that any Net Proceeds are received by or on behalf of Parent or any of its Restricted Subsidiaries in respect of any Prepayment Event, the Borrower shall, within five Business Days after such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (b) of the definition of the term “Prepayment Event,” within one Business Day of such Prepayment Event), prepay Loans in an aggregate amount equal to 100% of the amount of such Net Proceeds; provided that, in the case of any event described in clause (a) of the definition of the term “Prepayment Event,” if the Parent and its Restricted Subsidiaries invest (or commit to invest) the Net Proceeds from such event (or a portion thereof) within 365 days after receipt of such Net Proceeds in long-term assets useful in the business of the Parent and its Restricted Subsidiaries (including any acquisitions permitted under Section 6.04 and, in the case of a Prepayment Event that is a Casualty

Event, the repair or replacement of damaged or destroyed assets), then no prepayment shall be required pursuant to this paragraph in respect of such Net Proceeds in respect of such event (or the applicable portion of such Net Proceeds, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so (x) invested (or committed to be invested) by the end of such 365-day period or (y) if committed to be so invested within such 365-day period, have not been so invested within 180 days after the end of such 365-day period, in each case, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so invested (or committed to be invested), in the case of clause (x), or that have not been so invested, in the case of clause (y).
(c)    Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2016, the Borrower shall prepay Loans in an aggregate amount equal to the ECF Percentage of Excess Cash Flow for such fiscal year; provided that such amount shall be reduced by the aggregate principal amount of prepayments of Loans made pursuant to Section 2.11(a) and the aggregate amount of cash expended for prepayments of Loans made pursuant to Section 2.25 during such fiscal year (excluding all such prepayments funded with proceeds of other Funded Debt). Each prepayment pursuant to this paragraph shall be made on or before the date that is ten (10) Business Days after the date on which financial statements were required to have been delivered pursuant to Section 5.01(a) with respect to the fiscal year for which Excess Cash Flow is being calculated.
(d)    Notwithstanding the provisions of clause (b) or (c) above, (i) to the extent that (and for so long as) any Net Proceeds in respect of a Prepayment Event received by a Foreign Subsidiary, or the portion of Excess Cash Flow attributable to a Foreign Subsidiary, is prohibited or delayed by any Requirements of Law from being repatriated to the United States, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied pursuant to clause (b) or (c) above, as applicable, but may be retained by the applicable Foreign Subsidiary so long as the applicable Requirements of Law will not permit such repatriation to the United States, and once such repatriation of any such funds is permitted under the applicable Requirements of Law, such repatriation shall be promptly effected and such repatriated funds shall be promptly applied (net of additional Taxes payable or reserved against as a result thereof) pursuant to clause (b) or (c) above, as applicable, and (ii) to the extent that the Borrower has determined in good faith that repatriation of any such Net Proceeds, or the portion of Excess Cash Flow attributable to a Foreign Subsidiary, would have an adverse tax consequence with respect to such funds, the funds so affected will not be required to be applied pursuant to clause (b) or (c) above, as applicable, but may be retained by the applicable Foreign Subsidiary; provided that if such funds are repatriated by such Foreign Subsidiary, such repatriated funds shall be promptly applied (net of additional Taxes payable or reserved against as a result thereof) pursuant to clause (b) or (c) above, as applicable. For the avoidance of doubt, the amount of such Net Proceeds or such portion of Excess Cash Flow attributable to a Foreign Subsidiary shall reduce the calculation of Excess Cash Flow.
(e)    (A) Prior to any optional prepayment of Borrowings pursuant to Section 2.11(a), the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (e) of this Section. In the event of any optional prepayment of Borrowings made at a time when Borrowings of more than one Class remain outstanding, the Borrower shall select Borrowings to be prepaid so that the aggregate amount of such optional prepayment is allocated among Borrowings of Loans of each Class pro rata (or, to the extent provided in the Additional Credit Extension Amendment for any Class of Loans, less than pro rata for such Class) based on the aggregate principal amount of outstanding Borrowings of each such Class. Optional prepayments of Loans shall otherwise be allocated as directed by the Borrower; provided that absent any such direction, such prepayments shall be applied to the remaining amortization payments of such Loans in direct order of maturity thereof.
(B)    In the event of any mandatory prepayment of Borrowings made at a time when Borrowings of more than one Class remain outstanding, the Borrower shall select Borrowings to be prepaid so that the aggregate amount of such mandatory prepayment is allocated among Borrowings of Loans of each Class pro rata (or, to the extent provided in the Additional Credit Extension Amendment for any Class of Loans, less than pro rata for such Class) based on the aggregate principal amount of outstanding Borrowings of each such Class. Mandatory prepayments of Loans shall be applied to the remaining amortization payments of such Loans on a pro rata basis among all scheduled and outstanding payments, subject to the right of any Lender to decline certain mandatory prepayments as provided in Section 2.11(g).
(C)     In the absence of a designation by the Borrower as described in the preceding provisions (A) and (B) of this Section 2.11(e) as to the Type of Borrowing of any Class being so prepaid, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation to minimize breakage costs owing under Section 2.16; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Loans pursuant to Section 2.11(g), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Loans that are ABR Loans to the full extent thereof before application to Loans that are Eurocurrency Loans in a manner that minimizes the amount of any payment required to be made by the Borrower pursuant to Section 2.16.
(f)    The Borrower shall notify the Administrative Agent in writing substantially in the form of Exhibit L (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days (or, in the case of a prepayment of the Loans and termination of the Commitments in whole, five Business Days) before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day (or, in the case of a prepayment of the Loans and termination of the Commitments in whole, five Business Days) before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or Borrowing of the applicable Class or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied; provided, further, that any notice of mandatory prepayment pursuant to Section 2.11(b) must be delivered not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.
(g)    Except as otherwise specified in the Additional Credit Extension Amendment with respect to any Class of Loans created by such Additional Credit Extension Amendment, with respect to any prepayment of Loans pursuant to Section 2.11(b) (other than a prepayment arising out of a

Prepayment Event described in clause (b) of the definition thereof) or (c), any Lender, at its option, may elect not to accept such prepayment as provided below. The Borrower shall notify the Administrative Agent of any event giving rise to such a prepayment at least 10 Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment that is required to be made under Section 2.11(b) or (c) (the “Prepayment Amount”). The Administrative Agent will promptly notify each Applicable Lender of the contents of any such prepayment notice so received from the Borrower, including the date on which such prepayment is to be made (the “Prepayment Date”). Any Applicable Lender may decline to accept all (but not less than all) of its share of any such prepayment (any such Lender, a “Declining Lender”) by providing written notice to the Administrative Agent no later than five Business Days after the date of such Applicable Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If any Applicable Lender does not give a notice to the Administrative Agent on or prior to such fifth Business Day informing the Administrative Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment. On any Prepayment Date, an amount equal to the Prepayment Amount minus the portion thereof allocable to Declining Lenders, in each case for such Prepayment Date, shall be paid to the Administrative Agent by the Borrower and applied by the Administrative Agent ratably to prepay Loans owing to Applicable Lenders (other than Declining Lenders) in the manner described in Section 2.11(b) for such prepayment. Any amounts that would otherwise have been applied to prepay Loans owing to Declining Lenders shall be retained by the Borrower (such amounts, “Declined Amounts”)
(h)    In the event that all or any portion of any Initial Loan is (i) repaid, prepaid, refinanced or replaced (other than in connection with a Change in Control or a Transformative Acquisition) or (ii) repriced or effectively refinanced through any waiver, consent or amendment (in the case of each of clauses (i) and (ii), in connection with the incurrence of any secured term loans having an All-in-Yield that is less than the All-in-Yield of the Initial Loans (or portion thereof) so repaid, prepaid, refinanced, replaced or repriced or any waiver, consent or amendment to the Loan Documents directed at, or the result of which would be, the lowering of the All-in-Yield of the Initial Loans (a “Repricing Transaction”)) occurring within twelve (12) months after the Closing Date, such repayment, prepayment, refinancing, replacement or repricing will be made at 101.0% of the principal amount so repaid, prepaid, refinanced, replaced or repriced. If all or any portion of any Initial Loan held by any Lender is repaid, prepaid, refinanced or replaced pursuant to Section 2.19(b) as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (ii) above (or otherwise in connection with a Repricing Transaction), such repayment, prepayment, refinancing or replacement will be made at 101.0% of the principal amount so repaid, prepaid, refinanced or replaced.
(i)    All prepayments hereunder shall be accompanied by (1) accrued interest to the extent required by Section 2.13 and (2) any amounts payable as provided in Section 2.16.
Section 2.12    Fees.
(a)    The Borrower agrees to pay to the Administrative Agent and the Lead Arranger, for its own account, fees payable in the amounts and at the times separately agreed (including those set forth in the Fee Letter).
(b)    The Borrower agrees to pay to the Lenders fees payable pursuant to the Fee Letter.

(c)    Notwithstanding the foregoing, and subject to Section 2.20, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to Section 2.12(b).
Section 2.13    Interest.
(a)    The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section; provided that no amount shall accrue or be payable pursuant to this Section 2.13(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
Section 2.14    Alternate Rate of Interest. If at least two Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
(b)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing and shall be ineffective and (ii) if any Borrowing Request requests a

Eurocurrency Borrowing, then such Borrowing shall be made as an ABR Borrowing; provided, however, that, in each case, the Borrower may revoke any Borrowing Request that is pending when such notice is received.
Section 2.15    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);
(ii)    subject any Lender to any Tax of any kind whatsoever (except for Indemnified Taxes or Other Taxes indemnifiable under Section 2.17 or Excluded Taxes); or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans or ABR Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or ABR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such increased costs actually incurred or reduction actually suffered.
(b)    If any Lender determines that any Change in Law regarding capital requirements or liquidity has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then, from time to time upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction actually suffered.
(c)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16    Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(e) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the loss, cost and expense (excluding loss of anticipated profit) attributable to such event. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.16, each Lender shall be deemed to have funded each Eurocurrency Loan made by it at the Adjusted LIBO Rate for such Loan by a matching deposit or other borrowing for a comparable amount and for a comparable period, whether or not such Eurocurrency Loan was in fact so funded. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt of such demand. Notwithstanding the foregoing, this Section 2.16 will not apply to losses, costs or expenses resulting from Taxes, as to which Section 2.17 shall govern.
Section 2.17    Taxes.
(a)    Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction on account of any Taxes; provided that if any Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct Taxes from such payments, then (i) if the Tax in question is an Indemnified Tax or an Other Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional amounts payable under this Section 2.17) each of the Administrative Agent and Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party, the Administrative Agent or other applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.
(b)    The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law.
(c)    Without duplication of any amounts paid under Sections 2.17(a) or 2.17(b) above, the Loan Parties shall, jointly and severally, indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for any Indemnified Taxes payable by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document and any Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any properly completed and executed documentation prescribed by law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to Tax at a rate reduced by an applicable tax treaty, the Borrower, Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable law from such payments at the applicable statutory rate.
Without limiting the generality of the foregoing:
(i)    Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. Federal backup withholding.
(ii)    Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:
(A)    two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party and such other documentation as required under the Code,
(B)    two properly completed and duly signed copies of Internal Revenue Service Form W-8ECI (or any successor forms),
(C)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two properly completed and duly signed certificates, substantially in the form of Exhibit J (any such certificate a “United States Tax Compliance Certificate”), and (y) two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms),
(D)    to the extent a Foreign Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner that would be required under this Section 2.17 if such beneficial owner were a Lender, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partners), or
(E)    any other form prescribed by applicable Requirements of Law as a basis for claiming an exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.
(iii)    If a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of those Sections (including those contained in Section 1471(b) or 1472(b), as applicable) of the Code, such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(e)(iii), “FATCA” shall include any amendments made to FATCA after the Closing Date.
Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.
(f)    If and to the extent the Administrative Agent or a Lender determines, in its sole good faith discretion, that it received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay to the relevant Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the applicable Loan Party, upon the request of the Administrative Agent or such Lender, as applicable, agrees promptly to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such

Governmental Authority. The Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that the Administrative Agent or such Lender deems confidential). Notwithstanding anything to the contrary, this Section 2.17(f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to Taxes which it deems confidential) to any Loan Party or any other person.
(g)    The agreements in this Section 2.17 shall survive the termination of this Agreement, an assignment of rights by or replacement of any Lender and the repayment of all Loans and all other amounts payable hereunder.
Section 2.18    Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
(a)    The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without condition or deduction for any counterclaim, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as otherwise provided herein, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension. All payments under each Loan Document shall be made in dollars.
(b)    Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 7.02 (or otherwise expressly set forth herein).
(c)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant or (C) any disproportionate payment obtained by a Lender as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments or any increase in the Applicable Rate in respect of the Loans of Lenders that have consented to any such extension. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 2.19    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17(a) or (c) or any event gives rise to the operation of Section 2.21, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17 or mitigate the applicability of Section 2.21, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense reasonably deemed by such Lender to be material and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender.
(b)    If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.21, (ii) the Borrower is required to pay any amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.15, or payments required to be made pursuant to Section 2.17 or a notice given under Section 2.21, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.
Section 2.20    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to satisfy that Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to Section 2.05(j), in each case pursuant to this Section 2.20(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. No Defaulting Lender shall be entitled to receive or accrue any commitment fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Section 2.21    Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to the Adjusted LIBO Rate, or to determine or charge interest rates based upon the Adjusted LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Loans or to convert ABR Loans denominated in dollars to Eurocurrency Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon three Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Loans of such Lender to ABR Loans either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
Section 2.22    Additional Commitments.
(a)    The Borrower may by written notice to the Administrative Agent elect to seek commitments (“Additional Commitments”) to increase the aggregate principal amount of any existing Class of Loans or to establish one or more new Classes of Loans; provided that:

(i)    the aggregate amount of all Additional Commitments shall not exceed the Incremental Cap;
(ii)    any such increase or any new Class shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof; provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in the preceding clause (i);
(iii)    no existing Lender shall be required to provide any Additional Commitments;
(iv)    each of the conditions set forth in Section 4.02 shall be satisfied;
(v)    the final maturity date of any Additional Loans shall be no earlier than the Latest Maturity Date;
(vi)    the Additional Loans shall have a Weighted Average Life to Maturity equal to or greater than the then remaining Weighted Average Life to Maturity of each Class of Loans outstanding prior to such proposed incurrence of Additional Loans (the “Outstanding Loans”);
(vii)    the interest margins for the Additional Loans shall be determined by the Borrower and the Lenders of such Additional Loans; provided that in the event that the All-in-Yield for any Additional Loans is greater than the All-in-Yield for Outstanding Loans by more than 50 basis points, then the Applicable Rate for the Outstanding Loans shall be increased to the extent necessary so that the All-in-Yield for such Additional Loans is not more than 50 basis points higher than the All-in-Yield for Outstanding Loans, except that if the Adjusted LIBO Rate floor on the Additional Loans is higher than 75 basis points (and the Alternate Base Rate floor is higher than 175 basis points), the applicable interest rate floor on the Outstanding Loans may be increased up to the applicable interest rate floor on the Additional Loans and such increase in interest rate floor shall be counted as increase in the Applicable Rate for purposes of the foregoing;
(viii)    no Additional Loans shall be guaranteed by any Person that is not a Guarantor or secured by any asset that is not Collateral;
(ix)    any Additional Loans shall share on a pro rata basis in any voluntary and mandatory prepayments with the Outstanding Loans or, if agreed to by the lenders of Additional Loans, on a less than pro rata basis (but in no event on a greater than pro rata basis);
(x)    the Additional Credit Extension Amendment with respect to any Class of Additional Loans may provide for (A) (x) additional or more restrictive covenants that benefit only the Lenders of such Class that apply only after the Latest Maturity Date (before giving effect to the Additional Loans of such Class) or (y) additional or more restrictive covenants that benefit all Lenders or (B) (x) prepayment premium as set forth in Section 2.11(h) for a period ending concurrently with the period applicable to the Initial Loans or (y) prepayment premium that benefits all Lenders equally; and
(xi)    any Additional Loans and Additional Commitments shall be pursuant to documentation applicable to the Outstanding Loans and on terms to be determined; provided that, to the extent such terms are not consistent with the Outstanding Loans (except to the extent permitted by clause (v), (vi), (vii), (ix) or (x) above), they shall be reasonably satisfactory to the Administrative Agent.
(b)    Each such notice shall specify (x) the date (each, an “Additional Commitments Effective Date”) on which the Borrower proposes that the Additional Commitments shall be effective, which shall be a date reasonably acceptable to the Administrative Agent and (y) the identity of the proposed Additional Lenders (each of which shall be an Eligible Assignee (for this purpose treating a Lender of Additional Commitments as if it were an assignee)) whom the Borrower proposes would provide the Additional Commitments and the portion of the Additional Commitment to be provided by each such Person. As a condition precedent to the effectiveness of any Additional Commitments, the Borrower shall deliver to the Administrative Agent a certificate dated as of the Additional Commitments Effective Date signed by a Responsible Officer of the Borrower certifying that the conditions in Section 4.02 are satisfied.
(c)    On each Additional Commitments Effective Date with respect to any Additional Commitment, each Person with an Additional Commitment shall make an Additional Loan to the Borrower in a principal amount equal to such Person’s Additional Commitment.
(d)    The Additional Commitments shall be documented by an Additional Credit Extension Amendment executed by the Persons providing the Additional Commitments (and the other Persons specified in the definition of “Additional Credit Extension Amendment” but no other existing Lender), and the Additional Credit Extension Amendment may provide for such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.22.
(e)    This Section 2.22 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.
Section 2.23    Extended Loans.
(a)    The Borrower may at any time and from time to time request that all or a portion of the Loans of any Class (the Loans of such applicable Class, the “Applicable Existing Loans”) be converted into a new Class of Loans (the Loans of such applicable Class, the “Extended Loans”) with terms consistent with this Section 2.23. In order to establish any Extended Loans, the Borrower shall provide a notice to the Administrative Agent (an “Extension Request”) setting forth the proposed terms of the Extended Loans to be established, which shall be identical to those applicable to the Applicable Existing Loans from which such Extended Loans are to be converted except that:
(i)    the maturity date of the Extended Loans shall be later than the maturity date of the Applicable Existing Loans and the Weighted Average Life to Maturity of such Extended Loans shall be longer than the then remaining Weighted Average Life to Maturity of the Applicable Existing Loans;
(ii)    all or any of the scheduled amortization payments of principal of the Extended Loans may be delayed to later dates than the scheduled amortization payments of principal of the Applicable Existing Loans;
(iii)    (A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and premiums with respect to the Extended Loans may be different than those for the Applicable Existing Loans and (B)

additional fees and/or premiums may be payable to the Extending Lenders providing such Extended Loans in addition to any of the items contemplated by the preceding clause (A);
(iv)    the Extended Loans may have optional prepayment terms (including call protection and prepayment premiums) and mandatory prepayment terms as may be agreed between the Borrower and the Extending Lenders so long as such Extended Loans do not participate on a greater than pro rata basis in any such mandatory prepayments as compared to existing Lenders; and
(v)    the Additional Credit Extension Amendment with respect to any Extended Class may provide for (x) additional or more restrictive covenants that benefit only the Lenders of such Extended Class that apply only after the Latest Maturity Date (before giving effect to the Extended Class) or (y) additional or more restrictive covenants that benefit all Lenders.
(b)    Each Extension Request shall specify the date (the “Extension Effective Date”) on which the Borrower proposes that the conversion of an Existing Class into an Extended Class shall be effective, which shall be a date reasonably satisfactory to the Administrative Agent. Each Lender of an Existing Class that is requested to be extended shall be offered the opportunity to convert its Existing Class into the Extended Class on the same basis as each other Lender of such Existing Class. Any Lender (to the extent applicable, an “Extending Lender”) wishing to have all or a portion of its Existing Class subject to such Extension Request converted into an Extended Class shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Existing Class subject to such Extension Request that it has elected to convert into an Extended Class. In the event that the aggregate portion of the Existing Class subject to Extension Elections exceeds the amount of the Extended Class requested pursuant to the Extension Request, the portion of the Existing Class converted shall be allocated on a pro rata basis based on the amount of the Existing Class included in each such Extension Election.
(c)    An Extended Class shall be established pursuant to an Additional Credit Extension Amendment executed by the Extending Lenders (and the other Persons specified in the definition of “Additional Credit Extension Amendment” but no other existing Lender). No Additional Credit Extension Amendment shall provide for any Class of Extended Loans in an aggregate principal amount that is less than $10,000,000. In addition to any terms and changes required or permitted by Section 2.23(a), the Additional Credit Extension Amendment shall amend the scheduled amortization payments pursuant to Section 2.10 with respect to the Applicable Existing Loans from which the Extended Loans were converted to reduce each scheduled principal repayment amounts for the Applicable Existing Loans in the same proportion as the amount of Applicable Existing Loans to be converted pursuant to such Additional Credit Extension Amendment.
(d)    Notwithstanding anything to the contrary contained in this Agreement, on the Extension Effective Date, the principal amount of each Existing Loan shall be deemed reduced by an amount equal to the principal amount converted into an Extended Loan.
(e)    This Section 2.23 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary. Each Additional Credit Extension Amendment may provide for such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.23.

Section 2.24    Refinancing Loans.
(a)    The Borrower may at any time and from time to time, by written notice to the Administrative Agent, request the establishment of one or more additional Classes of Loans under this Agreement or an increase to an existing Class of Loans under this Agreement (“Refinancing Loans”); provided that:
(i)    the proceeds of such Refinancing Loans shall be used, concurrently or substantially concurrently with the incurrence thereof, solely to refinance all or any portion of any Outstanding Loans;
(ii)    each Class of Refinancing Loans shall be in an aggregate amount of $10,000,000 (or such other amount necessary to repay any Class of Outstanding Loans in full);
(iii)    such Refinancing Loans shall be in an aggregate principal amount not greater than the aggregate principal amount outstanding of Loans to be refinanced plus any accrued interest, premiums, fees, costs and expenses related thereto (including any OID or upfront fees);
(iv)    the final maturity date of such Refinancing Loans shall be the same as or later than the maturity date of the Loans being refinanced, and the Weighted Average Life to Maturity of such Refinancing Loans shall be the same as or longer than the then remaining Weighted Average Life to Maturity of each Class of Loans being refinanced;
(v)    (A) the pricing, rate floors, discounts, fees and optional and mandatory prepayment or redemption provisions applicable to such Refinancing Loans shall be as agreed between the Borrower and the Refinancing Lenders so long as, in the case of any mandatory prepayment or redemption provisions, such Refinancing Lenders do not participate on a greater than pro rata basis in any such prepayments as compared to Lenders and (B) the covenants and other terms applicable to such Refinancing Loans (excluding those terms described in the immediately preceding clause (A)), which shall be as agreed between the Borrower and the lenders providing such Refinancing Loans, shall not be materially more favorable (when taken as a whole) to the Refinancing Lenders than those applicable to any Class of Loans then outstanding under this Agreement (as determined by the Borrower in good faith), except to the extent permitted by clause (viii) below;
(vi)    no existing Lender shall be required to provide any Refinancing Loans;
(vii)    no Refinancing Loans shall be guaranteed by any Person that is not a Guarantor or secured by any asset that is not Collateral; and
(viii)    the Additional Credit Extension Amendment with respect to any Refinancing Loans may provide for (x) additional or more restrictive covenants and other terms that benefit only the Lenders of such Refinancing Loans that apply only after the Latest Maturity Date (before giving effect to such Refinancing Loans) or (y) additional or more restrictive covenants that benefit all Lenders.
(b)    Each such notice shall specify (x) the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Loans be made, which shall be a date reasonably acceptable to the Administrative Agent and (y) the identity of the proposed Additional Lenders (each of which shall be an Eligible Assignee (for this purpose treating a Lender of Refinancing Loans as if it were an assignee)) whom the Borrower proposes would provide the Refinancing Loans and the portion of the Refinancing Loans to be provided by each such Person. On each Refinancing Effective Date, each Person with a commitment for a Refinancing Loan (each such Person, a “Refinancing Lender”) shall make a Refinancing Loan to the Borrower in a principal amount equal to such Person’s Commitment therefor.
(c)    This Section 2.24 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary. The Refinancing Loans shall be documented by an Additional Credit Extension Amendment executed by the Persons providing the Refinancing Loans (and the other Persons specified in the definition of “Additional Credit Extension Amendment” but no other existing Lender), and the Additional Credit Extension Amendment may provide for such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.24.
Section 2.25    Discounted Prepayment Offers . Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, the Borrower may prepay outstanding Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon such prepayment) on the following basis:
(a)    The Borrower shall have the right to make a voluntary prepayment of Loans at a discount to par (a “Discounted Prepayment”) pursuant to a Discounted Prepayment Offer Solicitation made in accordance with this Section 2.25; provided that the Borrower shall not initiate any action under this Section 2.25 to make a Discounted Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Prepayment; or (II) at least three (3) Business Days shall have passed since (x) the Discounted Prepayment Response Date in any Discounted Prepayment Response Solicitation in which no Lender was willing to accept any prepayment of any Loan at or below the Maximum Prepayment Price or (y) the date of the Borrower’s revocation in full of any Discounted Prepayment in accordance with clause (h) below.
(b)    Procedures.
(i)    Subject to the proviso to clause (a) above, the Borrower may from time to time solicit Discounted Prepayment Offers in the form of a Discounted Prepayment Offer Solicitation by providing notice to the Administrative Agent at least three (3) Business Days (unless a shorter notice period is agreed to by the Administrative Agent in its sole discretion) in advance of the proposed Discounted Prepayment Offer Solicitation; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to (x) each Lender and/or (y) each Lender with respect to any Class of Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate principal amount of Loans subject to a discounted prepayment offer solicitation in accordance with clause (iv) below (the “Target Discounted Prepayment Amount”), the Class or Classes of Loans subject to such offer and the maximum prepayment price (expressed as a percentage of principal amount) of each relevant Class of Loans at which the Borrower is willing to prepay such Loans (the “Maximum Prepayment Price”) (it being understood that different Maximum Prepayment Prices and Target Discounted Prepayment Amounts may be offered with respect to different Classes of Loans and, in such event, each offer will be treated as a separate offer pursuant to the terms of this Section 2.25), (III) the Target Discounted Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) subject to clause (h)) below, each such solicitation by the Borrower shall remain outstanding through the Discounted Prepayment Response Date. The Administrative Agent will promptly provide each Lender holding the applicable Class of Loans with a copy of such Discounted Prepayment Offer Solicitation and a form of the Discounted Prepayment Offer to be submitted by a responding Lender to the Administrative Agent by no later than 5:00 p.m. New York time on the Discounted Prepayment Response Date. Except in the case of any amendment or modification of a Discounted Prepayment Offer Solicitation as set forth in clause (h) below, each Lender’s Discounted Prepayment Offer shall be irrevocable and shall specify a minimum prepayment price (expressed as a percentage of principal amount), which shall be at or below the Maximum Prepayment Price (the “Submitted Prepayment Price”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Loans of the applicable Class and the maximum aggregate principal amount and Class of such Lender’s Loans subject to a discounted prepayment offer in accordance with clause (d) below (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Prepayment Price. Each Lender may only submit one Discounted Prepayment Offer, but each Discounted Prepayment Offer may contain up to three offers, with each such offer specifying a Submitted Prepayment Price for the applicable Class or Classes of Loans and a corresponding Submitted Amount therefor (each such offer, a “Tiered Offer”), only one of which may result in a Qualifying Offer. Any Lender whose Discounted Prepayment Offer is not received by the Administrative Agent by the Discounted Prepayment Response Date shall be deemed to have declined to make a Discounted Prepayment Offer and to have declined to accept a Discounted Prepayment of any of its Loans at any prepayment price at or below the Maximum Prepayment Price.
(ii)    The Administrative Agent shall promptly, following a request by the Borrower, advise the Borrower and, in any event, no later than the first Business Day following a Discounted Prepayment Response Date, of all Discounted Prepayment Offers. The Administrative Agent shall review all Discounted Prepayment Offers received on or before the applicable Discounted Prepayment Response Date and shall determine (subject to the approval of the Borrower and subject to the rounding requirements of the Administrative Agent made in its reasonable discretion) the Clearing Prepayment Price and the Class(es) of Loans to be prepaid at such Clearing Prepayment Price in accordance with this Section 2.25. As used herein, the “Clearing Prepayment Price” shall be the lowest prepayment price at or below the Maximum Prepayment Price that yields a Discounted Prepayment in an aggregate principal amount equal to the lower of (x) the Target Discounted Prepayment Amount and (y) the sum of all Submitted Amounts. Each Lender that has submitted a Discounted Prepayment Offer to accept prepayment at a prepayment price that is at or below the Clearing Prepayment Price with respect to one or more Classes of Loans (each, a “Qualifying Offer”) shall be deemed to have irrevocably consented to the prepayment of such Class or Classes or Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (iii)) at the Clearing Prepayment Price (each such Lender, a “Participating Lender”). If a Participating Lender has submitted a Discounted Prepayment Offer containing Tiered Offers for the applicable Class or Classes of Loans at different Submitted Prepayment Prices, only the Tiered Offer with the highest Submitted Prepayment Price that is equal to or less than the Clearing Prepayment Price will be deemed to be the Discounted Prepayment Offer of such Participating Lender.
(iii)    Subject to clause (h) below, if there is at least one Participating Lender, the Borrower will prepay the Submitted Amount of the applicable Class(es) of each Participating Lender at the Clearing Prepayment Price for such Class(es); provided that if the Submitted Amount by all Participating Lenders offered at a prepayment price at or below the Clearing

Prepayment Price exceeds the Target Discounted Prepayment Amount for the applicable Class(es), prepayment of the principal amount of the relevant Class(es) of Loans for those Participating Lenders whose Submitted Prepayment Price is equal to the Clearing Prepayment Price (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender for such Class, and the Administrative Agent (subject to the approval of the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Discounted Prepayment Proration”). Unless a Discounted Prepayment Offer Solicitation is withdrawn in accordance with clause (h) below, promptly, and in any case within five (5) Business Days following the Discounted Prepayment Response Date, (I) the Borrower shall notify the Administrative Agent of the Discounted Prepayment Effective Date, (II) the Administrative Agent shall notify each Lender of the Discounted Prepayment Effective Date, the Clearing Prepayment Price for each Class of Loans, and the aggregate principal amount of the Discounted Prepayment and each Class of Loans to be prepaid at the Clearing Prepayment Price on such date (the “Clearing Prepayment Price Notice”), and (III) the Administrative Agent shall notify each Participating Lender of the aggregate principal amount of each Class of Loans of such Lender to be prepaid at the Clearing Prepayment Price on such date. Each determination by the Borrower of the amounts stated in the foregoing notices to the Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Lenders shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (d) below (subject to subsection (h) below).
(c)    In connection with any Discounted Prepayment, the Borrower and the Lenders acknowledge and agree that the Administrative Agent may require as a condition to any Discounted Prepayment, the payment of customary reasonable, documented fees and expenses from the Borrower in connection therewith.
(d)    The Borrower shall make each Discounted Prepayment to the Administrative Agent, for the account of the Participating Lenders, at the Administrative Agent’s office in immediately available funds not later than 2:00 p.m. on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant Class of Loans on a pro rata basis across such installments. The Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. The aggregate principal amount of the Classes and installments of the relevant Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Classes of Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Prepayment.
(e)    To the extent not expressly provided for herein, each Discounted Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.25, established by the Borrower acting in its reasonable discretion in consultation with the Administrative Agent.
(f)    Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.25, each notice or other communication required to be delivered or otherwise provided to the Administrative Agent shall be deemed to have been given upon the Administrative Agent’s actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(g)    The Borrower and the Lenders acknowledge and agree that the Administrative Agent may (x) perform any and all of its duties under this Section 2.25 by itself or through any sub-agent or (y) decline to perform any or all duties under this Section 2.25, in which case under this clause (y) the Borrower may appoint any other financial institution or advisor (that is not the Borrower or any of its Affiliates) to act as an arranger in connection with any Discounted Prepayment pursuant to this Section 2.25. References to “Administrative Agent” in this Section 2.25 shall be deemed (i) in the case of clause (x) above, to include any sub-agent and (ii) in the case of clause (y) above, to be such other financial institution or advisor appointed pursuant to this clause (g), and, in either case, the Borrower and the Lenders expressly consent to the performance of such duties by such sub-agent or other financial institution or advisor, as applicable. The exculpatory provisions pursuant to this Section 2.25, Article VIII of this Agreement and any other Loan Document shall apply to each such appointed sub-agent or other financial institution or advisor and its respective activities in connection with any Discounted Prepayment provided for in this Section 2.25 as well as the activities of the Administrative Agent. Each Lender submitting any Discounted Prepayment Offer acknowledges and agrees for itself and on behalf of its assignees and Participants that in connection with each Discounted Prepayment, such Lender has independently and, without reliance on any other Lender Related Party, has made and will continue to make its own analysis and determination to participate in each Discounted Prepayment and based on documents and information as it shall deem appropriate at the time.
(h)    The Borrower shall have the right, by written notice to the Administrative Agent, to (x) amend or modify any Discounted Prepayment Offer Solicitation at its discretion at any time on or prior to the applicable Discounted Prepayment Response Date pursuant to procedures reasonably established by the Borrower in consultation with the Administrative Agent or (y) revoke in full (but not in part) its offer to make a Discounted Prepayment and rescind the Discounted Prepayment Offer Solicitation therefor at its discretion at any time on or prior to delivery of the applicable Clearing Prepayment Price Notice (and if such offer is so revoked, any failure by the Borrower to make any prepayment to a Lender, as applicable, pursuant to this Section 2.25 shall not constitute a Default or Event of Default under Section 7.01 or otherwise).
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Each of Parent and the Borrower represents and warrants to the Lenders that:
Section 3.01    Organization; Powers. Each of Parent and the Borrower is validly existing as a corporation and limited partnership, respectively, under the laws of the jurisdiction of its organization. Each Loan Party has the corporate or other organizational power and authority to execute, deliver and perform its obligations under each Loan Document to which it is a party and to effect the Financing Transactions. Each of the Restricted Subsidiaries is validly existing under the laws of the jurisdiction of its organization, and each of Parent and the Restricted Subsidiaries is duly organized and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization, has the corporate or other organizational power and authority to carry on its business as now conducted and as proposed to be conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02    Authorization; Enforceability. The Financing Transactions to be entered into by each Loan Party have been duly authorized by all necessary corporate or other action and, if required, action by the holders of such Loan Party’s Equity Interests. This Agreement has been duly executed and delivered by each of Parent and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when delivered hereunder, will have been duly executed and delivered by such Loan Party and will constitute, a legal, valid and binding obligation of Parent, the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03    Governmental Approvals; No Conflicts. The Financing Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) solely in the case of a foreclosure of the pledge of Equity Interests in any Broker-Dealer Subsidiary or any direct or indirect parent company of any Broker-Dealer Subsidiary under the Loan Documents, any approval by FINRA or similar Governmental Authority of a change in control or ownership or transfer of assets or line of business of any Broker-Dealer Subsidiary (or direct or indirect parent company thereof) and (iii) filings necessary to perfect Liens created under the Loan Documents, (b) will not violate (i) any Organizational Documents of, or (ii) any Requirements of Law applicable to, Parent, the Borrower or any Restricted Subsidiary, (c) will not violate or result in a default under any indenture or other agreement or instrument binding upon Parent or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Parent or any Restricted Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder and (d) will not result in the creation or imposition of any Lien on any asset of Parent or any Restricted Subsidiary, except Liens created under the Loan Documents, except (in the case of each of clauses (a), (b)(ii) and (c) above) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section 3.04    Financial Condition; No Material Adverse Effect.
(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby and (ii) fairly present the financial condition of the entities to which they relate as of the dates thereof and their results of operations and cash flows for the periods covered thereby in accordance with GAAP consistently applied throughout the period covered thereby.
(b)    The Unaudited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, and (ii) fairly present the financial condition of the entities to which they relate as of the date thereof and their results of operations and cash flows for the periods covered thereby, subject, in the case of clauses (i) and (ii), to the absence of certain information and note disclosures normally included in the consolidated financial statements prepared under GAAP.

(c)    The unaudited pro forma combined results of operations of Parent for each of the fiscal year ended December 31, 2013 and three months ended March 31, 2014 as presented in the Form 10 filed by Parent and for the three months ended June 30, 2014 provided to the Lenders (consistent with the methodology used in preparing the pro forma financial statements included in the Form 10) give effect to the spinoff of Parent from NorthStar Realty Finance Corp. as if the spinoff had occurred on January 1, 2013 (the “Pro Forma Financial Statements”). The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by Parent to be reasonable as of the date of delivery thereof.
(d)    The Borrower has heretofore furnished to the Lenders the consolidated pro forma balance sheet of the Parent and its Subsidiaries as of September 30, 2015 and a related pro forma statement of operations and reconciliation of estimated pro forma adjusted Consolidated EBITDA for the twelve months then ended (the “Acquisition Pro Forma Financial Statements”), which have been prepared giving effect to the Transactions (excluding the impact of purchase accounting effects required by GAAP) as if such transactions had occurred on such date or at the beginning of such period, as the case may be. The Acquisition Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by Parent to be reasonable as of the date of delivery thereof.
(e)    Since December 31, 2014, there have been no events, developments or circumstances that have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.05    Properties.
(a)    Each of Parent, the Borrower and the Restricted Subsidiaries has good title to all the Mortgaged Properties, (i) free and clear of all Liens except for Permitted Encumbrances and (ii) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    No Mortgage encumbers Mortgaged Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.07.
Section 3.06    Litigation and Environmental Matters.
(a)    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Parent or the Borrower, threatened in writing against or affecting Parent, the Borrower or any Restricted Subsidiary that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(b)    Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Parent, the Borrower or any Restricted Subsidiary is subject to any Environmental Liability or, to their respective knowledge, there are no conditions, facts or circumstances that could reasonably be expected to result in such Environmental Liability.

Section 3.07    Compliance with Laws and Agreements. Each of Parent, the Borrower and its Restricted Subsidiaries is in material compliance with (a) its Organizational Documents, (b) all Requirements of Law applicable to it or its property and (c) all indentures and other agreements and instruments binding upon it or its property, except, in the case of clauses (b) and (c) of this Section, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Broker-Dealer Subsidiary has obtained the Broker-Dealer Licenses and Memberships and Broker-Dealer Registrations and, except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, all such Broker-Dealer Licenses and Memberships and Broker-Dealer Registrations are in full force and effect.
Section 3.08    Investment Company Status. None of Parent, the Borrower or any Restricted Subsidiary is required to register as an “investment company” within the meaning of the Investment Company Act.
Section 3.09    Taxes. Except for failures that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Parent, the Borrower and each Restricted Subsidiary (a) have timely filed or caused to be filed all Tax returns and reports required to have been filed and (b) have paid or caused to be paid all Taxes levied or imposed on it or its properties, income or assets (whether or not shown on a Tax return) including in their capacity as tax withholding agents, except any Taxes that are being contested in good faith by appropriate proceedings; provided that Parent, the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP.
There is no current, pending or proposed Tax assessment, deficiency or other claim against Parent, the Borrower or any Restricted Subsidiary except (i) those being actively contested by Parent, the Borrower or such Restricted Subsidiary in good faith and by appropriate proceedings diligently conducted that stay the enforcement of the Tax in question and for which adequate reserves have been provided in accordance with GAAP or (ii) those that could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
Section 3.10    ERISA; Labor Matters.
(a)    Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.
(b)    Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA) and (iii) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
(c)    Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, with respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

(i)    any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;
(ii)    to the extent required by applicable law, the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date; and
(iii)    each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
(d)    There are no collective bargaining agreements covering the employees of Parent or any Restricted Subsidiary as of the Closing Date. Neither Parent nor any Restricted Subsidiary has suffered any strikes, labor disruptions or material work stoppages within the last five years which could reasonably be expected to result in a Material Adverse Effect.
Section 3.11    Disclosure. None of the reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Closing Date, as of the Closing Date, it being understood that any such projected financial information may vary from actual results and such variations could be material.
Section 3.12    Subsidiaries. As of the Closing Date, Schedule 9 to the Perfection Certificate sets forth the name of, and the ownership interest of Parent and each Subsidiary in, each Subsidiary.
Section 3.13    Intellectual Property; Licenses, Etc. Parent, the Borrower and its Restricted Subsidiaries own, license or possess the right to use, all Intellectual Property that is reasonably necessary for the operation of their businesses as currently conducted, without conflict with the Intellectual Property of any Person, except to the extent such conflicts, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Intellectual Property used by Parent, the Borrower or any Restricted Subsidiary in the operation of its business as currently conducted infringes upon any rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property is pending or, to the knowledge of Parent and the Borrower, threatened against Parent or any Restricted Subsidiary, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 3.14    Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date, (a) the fair value of the assets of each Applicable Group will exceed its debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, (b) the present fair saleable value of the property of each Applicable Group will be greater than the amount that will be required to pay the probable liability, on a consolidated basis, of its debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured, (c) each Applicable Group will be able to pay is debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and liabilities become absolute and matured, and (d) each Applicable Group will not have unreasonably small capital with which to conduct the business in which it is engaged or in which it is about to be engaged, as such business is now conducted and is proposed to be conducted following the Closing Date. For purposes of this Section 3.14, (i) the amount of any contingent liability at any time shall be computed as the amount that, in the light of all of the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual or matured liability and (ii) it is assumed that the Indebtedness and other obligations incurred on the Closing Date under the Loan Documents will become due on their respective maturities.
Section 3.15    Senior Indebtedness. The Loan Document Obligations constitute “Senior Indebtedness” (or any comparable term) under and as defined in the documentation governing any Indebtedness that is subordinated in right of payment to the Loan Document Obligations.
Section 3.16    Federal Reserve Regulations.
(a)    None of Parent, the Borrower or any other Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.
(b)    No Subsidiary extends purpose credit to customers (as those terms are defined in Regulation T of the Board of Governors).
Section 3.17    Use of Proceeds. The Borrower will use the proceeds of the Loans made on the Closing Date to finance the Transactions, with the remainder for general corporate purposes.
Section 3.18    No Conflict with Sanctions Laws. None of Parent or any of its Subsidiaries or, to the knowledge of Parent or the Borrower, any director, officer, agent or employee of Parent, the Borrower or any of the Restricted Subsidiaries is a person, government, country or entity (“Person”) or is owned or controlled by a Person with whom transactions or dealings would be prohibited for U.S. persons to engage in under any of the sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce, and the U.S. Department of State, as well as the European Union, Her Majesty’s Treasury or other relevant sanctions authority with jurisdiction over such person (collectively “Sanctions”), nor is Parent or any of its Subsidiaries located, organized, resident, doing business or conducting transactions with the government of, or persons within, a country or territory that is the subject of Sanctions; and the Borrower will not use the proceeds from the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person that, at the time of such funding, is the subject of Sanctions, or is in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions, or (ii) in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, agent or otherwise) of Sanctions.
Section 3.19    No Unlawful Contributions or Other Payments. Parent and its Subsidiaries are in compliance in all material respects with the Foreign Corrupt Practices Act, as amended, and rules and regulations thereunder (“FCPA”), the UK Bribery Act and other applicable anti-corruption laws

(collectively, the “Anti-Corruption Laws”). No part of the proceeds of the Loans will be used directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or the UK Bribery Act. Parent and its Subsidiaries and Affiliates have instituted and maintained and will continued to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.
Section 3.20    Anti-Money Laundering Laws. The operations of Parent and its Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the USA PATRIOT Act, and the applicable anti-money laundering statutes of jurisdictions where Parent and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Parent or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of Parent, threatened.
Section 3.21    Perfection, Etc. Each Security Document delivered pursuant to this Agreement will, upon execution and delivery thereof, be effective to create (to the extent described therein) in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable first-priority Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and required to be perfected therein, except as to enforcement, as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing and (a) when financing statements and other filings in appropriate form are filed in the offices of the Secretary of State of each Loan Party’s jurisdiction of organization or formation and any applicable documents are filed and recorded in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and (b) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Collateral Agreement), the Liens created by the Security Documents shall constitute fully perfected Liens so far as possible under relevant law on, and security interests in (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of the grantors in such Collateral in each case free and clear of any Liens other than Liens permitted hereunder.
Section 3.22    Membership in FINRA; Registration; Etc. Except as set forth on Schedule 3.22, to the extent required pursuant to applicable Requirements of Law, each Broker-Dealer Subsidiary is a member in good standing of FINRA and each Broker-Dealer Subsidiary is duly registered as a broker-dealer with the SEC, and in each state where the conduct of a material portion of its business requires such registration.
ARTICLE IV
CONDITIONS

Section 4.01    Closing Date. The obligations of the Lenders to make Loans on the Closing Date are subject to each of the following conditions, each of which shall be satisfied on or prior to the Closing Date:
(a)    The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.
(b)    The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Clifford Chance US LLP, counsel for the Loan Parties, substantially in the form of Exhibit G. Each of Parent and the Borrower hereby requests such counsel to deliver such opinion.
(c)    The Administrative Agent shall have received a certificate of the Borrower, Parent and each other Loan Party, dated the Closing Date, substantially in the forms of Exhibit H-1, H-2 and H-3, respectively, with appropriate insertions, executed by any Responsible Officer of such Loan Party, and including or attaching the documents referred to in paragraph (d) of this Section.
(d)    The Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (iii) resolutions of the board of directors and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Closing Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment, and (iv) a good standing certificate from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation, if the concept is applicable in such jurisdiction.
(e)    The Administrative Agent shall have received all fees and other amounts previously agreed in writing by the Lead Arranger and the Borrower to be due and payable on or prior to the Closing Date, including, to the extent invoiced at least one Business Day prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party.
(f)    The Collateral and Guarantee Requirement (other than to the extent contemplated by Section 5.17) shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of Parent and the Restricted Subsidiaries, together with all attachments contemplated thereby, and none of such Collateral shall be subject to any other pledges, security interests or mortgages except Liens permitted by Section 6.02; provided that to the extent any security interest in the Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or the delivery of stock certificates) is not perfected on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, the perfection of such security interest(s) will not constitute a condition precedent to the availability of the Initial Loans on the Closing Date but such security interest(s) will be required to be perfected pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Borrower and, in any event, within 60 days after the Closing Date (subject to extensions reasonably agreed by the Administrative Agent).
(g)    The Lead Arranger shall have received the financial statements described in Sections 3.04(a) and (b), and such financial statements shall be certified by a Financial Officer as presenting fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its Subsidiaries, as applicable, as of the dates or for the periods covered, as applicable (subject to the qualifications in Section 3.04(b) for financial statements described in such section). The Lead Arranger shall have received the Pro Forma Financial Statements and the Acquisition Pro Forma Financial Statements.
(h)    The Lenders shall have received a certificate from the chief financial officer of each of Parent and the Borrower substantially in the form of Exhibit F certifying as to the solvency of each Applicable Group on a consolidated basis after giving effect to the Transactions.
(i)    The Administrative Agent and the Lead Arranger shall have received, at least three Business Days prior to the Closing Date, all documentation and other information about the Loan Parties as shall have been requested in writing at least 10 days prior to the Closing Date by the Administrative Agent or the Lead Arranger that they shall have determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.
(j)    The Administrative Agent shall have received certified copies of Uniform Commercial Code, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those states in which any Loan Party is organized and such other searches that are required by the Perfection Certificate or that the Administrative Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Encumbrances).
(k)    The Acquired Business Representations shall be accurate in all material respects (without duplication of any materiality qualifier set forth in the definition thereof). The Specified Representations shall be accurate in all material respects.
(l)    The Acquisition shall have been consummated, or substantially simultaneously with the initial funding of Loans on the Closing Date, shall be consummated, in accordance with the Acquisition Agreement, in each case without giving effect to any modifications, consents, amendments or waivers (including any deemed waivers) thereto that are materially adverse to the Lenders or MSSF unless consented to by MSSF (such consent not to be unreasonably withheld, conditioned or delayed); it being understood that (i) any change in the purchase price made in accordance with the provisions of the Acquisition Agreement (as in effect on October 15, 2015) will not be deemed materially adverse to the Lenders and MSSF, (ii) any other decrease in the purchase price that is less than or equal to 10.0% of the purchase price will not be deemed materially adverse to the Lenders and MSSF; provided that any decrease in the purchase price pursuant to clause (i) or (ii) shall result in a reduction in the aggregate amount of the Initial Commitments on a dollar-for-dollar basis, (iii) any other decrease in the purchase price shall be deemed materially adverse to the Lenders and MSSF and (iv) any modification, consent, amendment or waiver of the definition of “Material Adverse Effect” in the Acquisition Agreement shall be deemed materially adverse to the Lenders and MSSF.
(m)     Concurrently with the consummation of the Acquisition, all borrowings under the Existing Bridge Revolving Facility (if any) and all pre-existing indebtedness of the Acquired Business and its subsidiaries shall have been repaid or repurchased in full, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released, in each case on terms reasonably satisfactory to the Lead Arranger. After giving effect to the Transactions, neither Parent nor any of its Subsidiaries shall have any indebtedness for borrowed money or any preferred stock other than (i) combined borrowings of up to $25.0 million under the Existing Unsecured Revolving Facility and any Working Capital Facility, (ii) indebtedness owing to any Loan Party, (iii) preferred stock held by any Loan Party and (iv) borrowings of up to $3.0 million by the Target under that certain Credit Agreement, dated as of October 4, 2012, by and between the Target and Firstmerit Bank, N.A.
(n)    From June 30, 2015 to the date of the Acquisition Agreement, there shall not have been any Acquired Business Material Adverse Effect.
(o)    The Administrative Agent shall have received a Borrowing Request in accordance with the requirements hereof.
The Administrative Agent shall notify Parent, the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.
Section 4.02    Each Credit Event After the Closing Date. The obligation of each Lender to make a Loan on the occasion of any Borrowing after the Closing Date is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be; provided, further, that in the case of Additional Commitments (i) the representations and warranties contained in Sections 3.04(a) and (b) shall be deemed to refer to the most recent financial statements furnished pursuant to Sections 5.01(a) and (b), to the extent applicable, prior to such proposed Borrowing, and (ii) subject to the second to last sentence of this Section 4.02, no Default or Event of Default shall have occurred and be continuing.
(b)    At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.
(c)    The Administrative Agent shall have received a Borrowing Request in accordance with the requirements hereof.
Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) shall be deemed to constitute a representation and warranty by Parent and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
Notwithstanding anything in this Section 4.02 and in Section 2.22 to the contrary, to the extent that the proceeds of Additional Loans are to be used to finance an acquisition permitted hereunder that is not subject to a financing condition, the only conditions precedent to the funding of such Additional Loans shall be (i) the conditions precedent set forth in the related Additional Credit Extension Amendment, (ii) that the Specified Representations shall be true and correct in all material respects and the “acquired business representations” (consistent with the definition herein of “Acquired Business Representations”) with respect to the target of such acquisition shall be true and correct in all material respects (without duplication of any materiality qualifier set forth in the definition thereof), (iii) no Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing or would result therefrom and (iv) the Administrative Agent shall have received a Borrowing Request in accordance with the requirements hereof.
ARTICLE V
AFFIRMATIVE COVENANTS
Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under any Loan Document shall have been paid in full, each of Parent and the Borrower covenants and agrees with the Lenders that:
Section 5.01    Financial Statements and Other Information. Parent or the Borrower will furnish to the Administrative Agent, on behalf of each Lender:
(a)    (i) on or before the date that is 90 days after the end of each such fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2015), an audited consolidated balance sheet and audited consolidated statements of operations, equity and cash flows of Parent and its Subsidiaries, in each case as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Grant Thornton LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and certified by a Financial Officer, in each case to the effect that such consolidated financial statements present fairly in all material respects the financial condition as of the end of and for such year and results of operations and cash flows of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (ii) to the extent not included in a filing with the SEC, a management report setting forth Consolidated EBITDA and assets under management for such fiscal year, showing variance, by dollar amount and percentage, from amounts for the previous fiscal year;
(b)    (i) on or before the date that is 45 days after the end of each of the first three fiscal quarters of each fiscal year of Parent (commencing with the fiscal quarter ended March 31, 2016), an unaudited consolidated balance sheet and unaudited consolidated statements of operations, equity and cash flows of Parent and its Subsidiaries, in each case as of the end of and for such quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition as of the end of and for such fiscal quarter and such portion of the fiscal year and results of operations and cash flows of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (ii) to the extent not including in a filing with the SEC, a management report setting forth Consolidated EBITDA and assets under management for such fiscal quarter and for the then elapsed portion of the fiscal year, showing variance, by dollar amount and percentage, from amounts for the comparable periods in the previous fiscal year;
(c)    simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (a) and (b) above, the related condensed consolidating balance sheet and income statement reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;
(d)    simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of a Financial Officer, substantially in the form of Exhibit C-3, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations of the Total Leverage Ratio and Total Net Leverage Ratio and (iii) in the case of financial statements referred to in clause (a) above (beginning with the fiscal year ending December 31, 2016), setting forth a reasonably detailed calculation of Excess Cash Flow, the Available Amount and of the Net Proceeds received during the applicable period by or on behalf of Parent or any of its Restricted Subsidiaries in respect of any event described in clause (a) of the definition of the term “Prepayment Event” and the portion of such Net Proceeds that has been invested or is intended to be reinvested in accordance with the proviso in Section 2.11(b);
(e)    not later than 90 days after the commencement of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2015), a detailed consolidated budget and business plan for Parent and its Subsidiaries for such fiscal year (including a projected consolidated balance sheet and statements of operations and cash flows as of the end of and for such fiscal year and setting forth the material assumptions used for purposes of preparing such budget);
(f)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by Parent or any of its Subsidiaries with the SEC or with any national securities exchange, or distributed by the Borrower or any of its Restricted Subsidiaries to the holders of its Equity Interests generally, as the case may be; and
(g)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Parent or any of its Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing.

Documents required to be delivered pursuant to Section 5.01(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on Parent’s website on the Internet at the website address listed on Schedule 9.01 (or otherwise notified pursuant to Section 9.01(d)); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its reasonable request until a written notice to cease delivering paper copies is given by the Administrative Agent and (ii) except for filings with the SEC, the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or their respective securities, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will, upon request, identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its Affiliates or their respective securities for purposes of United States Federal or applicable state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”
Section 5.02    Notices of Material Events. Promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof, the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:
(a)    the occurrence of any Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of Parent or any Subsidiary, affecting Parent or any Subsidiary or the receipt of a notice of an Environmental Liability, in each case that could reasonably be expected to result in a Material Adverse Effect;
(c)    the occurrence of any ERISA Event that could reasonably be expected to result in a Material Adverse Effect; and
(d)    any matter that has resulted in a Material Adverse Effect.
Each notice delivered under any of clauses (a) through (d) shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.03    Information Regarding Collateral.
(a)    The Borrower will furnish to the Administrative Agent prompt (and in any event within 30 days or such longer period as reasonably agreed to by the Administrative Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization, (iii) in any Loan Party’s organizational identification number or (iv) in the location of any Loan Party’s chief executive office.
(b)    Not later than five days after delivery of financial statements pursuant to Section 5.01(a), the Borrower shall deliver to the Administrative Agent a certificate, substantially in the form of Exhibit C-2, executed by a Responsible Officer of the Borrower (i) setting forth the information required pursuant to the Perfection Certificate Supplement or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section, (ii) identifying any Subsidiary that has become a Material Subsidiary during the most recently ended fiscal year and (iii) certifying that all notices required to be given prior to the date of such certificate by this Section 5.03 have been given.
Section 5.04    Existence; Conduct of Business. Parent (a) will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, and Intellectual Property, in each case that are material to the conduct of its business and (b) will, and will cause each Broker-Dealer Subsidiary to, maintain all rights, privileges, Broker-Dealer Licenses and Memberships and Broker-Dealer Registrations necessary for and material to the normal conduct of its business, except, in each case, to the extent (other than with respect to the preservation of the existence of Parent and the Borrower) that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any Disposition permitted by Section 6.05.
Section 5.05    Payment of Taxes, Etc. Parent will, and will cause each Restricted Subsidiary to (a) pay its obligations and liabilities, including (i) in respect of Taxes (including in its capacity as a withholding agent) levied or imposed upon it or its properties, income or assets, before the same shall become delinquent or in default, except to the extent (x) any such Taxes are being contested in good faith and by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or (y) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect and (ii) all obligations (other than Indebtedness the failure to pay which does not give rise to a Default or Event of Default and obligations other than Indebtedness that are being contested in good faith), as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such obligations and (b) timely file all material tax returns required to be filed.
Section 5.06    Maintenance of Properties. Parent will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition (subject to casualty, condemnation and ordinary wear and tear), except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.07    Insurance.
(a)    Parent will, and will cause each Restricted Subsidiary to, maintain, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment or the management of the Borrower) are reasonable and prudent in light of the size and nature of its business, and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Each such policy of insurance shall (i) name the Administrative Agent, on behalf of the Lenders, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or mortgagee endorsement that names the Administrative Agent, on behalf of the Lenders as the lenders’ loss payee or mortgagee thereunder.
(b)    If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then Parent shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, as determined in the Borrower’s reasonable discretion, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.
Section 5.08    Books and Records; Inspection and Audit Rights. Parent will, and will cause each Restricted Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of Parent or any Restricted Subsidiary, as the case may be. Parent will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, (x) excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 5.08, (y) absent the continuation of an Event of Default, the Administrative Agent shall not exercise such rights more often than two times during any calendar year and only one such time shall be at the Borrower’s expense and (z) unless a Default or an Event of Default is continuing, neither the

Administrative Agent nor any Lender shall seek to inspect financial and accounting records of any Loan Party during the period beginning on the 21st calendar day after each fiscal quarter end through the 42nd calendar day after such fiscal quarter end; provided, further, that (a) when an Event of Default is continuing, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (b) the Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the independent public accountants of the Borrower (or its parent company whose financial statements are delivered under Sections 5.01(a) and (b)).
Section 5.09    Compliance with Laws. Parent (i) will, and will cause each Restricted Subsidiary to, comply with its Organizational Documents, all Requirements of Law (including Environmental Laws) and all orders, writs, injunctions and decrees with respect to it, its property and operations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (ii) will, and will cause each Broker-Dealer Subsidiary to, comply with the rules and regulations of the SEC, FINRA, the CFTC and any other Governmental Authority applicable to it (including such rules and regulations dealing with net capital requirements) and, to the extent applicable to any Broker-Dealer Subsidiary (including its sales agents and registered personnel), all similar, equivalent or comparable foreign statutes, rules, regulations, and other regulatory requirements, in each case, applicable to it (including such rules and regulations dealing with net capital requirements) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 5.10    Use of Proceeds.
(a)    The Borrower will use the proceeds of the Loans made on the Closing Date, together with cash on hand of the Borrower, to finance the Transactions and for general corporate purposes.
(b)    No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds for the immediate, incidental or ultimate purpose of buying or carrying Margin Stock (within the meaning of Regulation U of the Federal Reserve Board) or extending credit to others for the purpose of purchasing or carrying any such Margin Stock, in each case in contravention of Regulation T, U or X of the Federal Reserve Board.
(c)    The Borrower will not request any Borrowing and Parent shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not, directly or indirectly, use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person that, at the time of such funding, is the subject of Sanctions, or in any country that, at the time of such funding, is the subject of Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 5.11    Additional Subsidiaries.
(a)    If (i) any additional Restricted Subsidiary is formed or acquired after the Closing Date or (ii) if any Subsidiary ceases to be an Excluded Subsidiary, an Immaterial Subsidiary or an Unrestricted Subsidiary, the Borrower will, within 30 days (or such longer period as may be agreed to by the Administrative Agent in its sole discretion) after such Restricted Subsidiary is formed or acquired or such Subsidiary ceases to be an Excluded Subsidiary, an Immaterial Subsidiary or an Unrestricted

Subsidiary, notify the Administrative Agent thereof, and will cause such Restricted Subsidiary (unless such Restricted Subsidiary is an Excluded Subsidiary) to satisfy the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary and with respect to any Equity Interest in or Indebtedness of such Restricted Subsidiary owned by or on behalf of any Loan Party within 30 days after such notice (or such longer period as the Administrative Agent shall reasonably agree) and the Administrative Agent shall have received a completed Perfection Certificate with respect to such Restricted Subsidiary signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby.
(b)    Within 30 days (or such longer period as the Administrative Agent may agree in its sole discretion) after any Subsidiary becomes a Material Subsidiary, all actions (if any) required to be taken with respect to such Subsidiary in order to satisfy the Collateral and Guarantee Requirement shall have been taken with respect to such Subsidiary.
Section 5.12    Further Assurances.
(a)    Parent will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law and that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.
(b)    If, after the Closing Date, any material assets (including any owned (but not leased) real property or improvements thereto or any interest therein with a fair market value in excess of $5,000,000) are acquired by the Borrower or any other Loan Party or are held by any Subsidiary on or after the time it becomes a Loan Party pursuant to Section 5.11 (other than assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets), the Borrower will notify the Administrative Agent thereof, and, if requested by the Administrative Agent, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section and as required pursuant to the “Collateral and Guarantee Requirement,” at the expense of the Loan Parties and subject to the last paragraph of the definition of the term “Collateral and Guarantee Requirement.”
Section 5.13    Designation of Subsidiaries. The Borrower may at any time after the Closing Date designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation on a Pro Forma Basis, no Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Total Net Leverage Ratio shall be less than or equal to 3.00 to 1.00 and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of other Material Indebtedness of Parent or the Borrower. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Subsidiary’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (y) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.
Section 5.14    Environmental Laws. Parent will, and will cause each Restricted Subsidiary to, comply with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with all applicable Environmental Laws, including with respect to licenses, permits and all lawful orders of Governmental Authorities regarding Environmental Laws, except, in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 5.15    Compliance with Anti-Corruption Laws, Sanctions, Etc.. Parent will maintain in effect and enforce policies and procedures designed to ensure compliance by Parent, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws, the USA PATRIOT Act and applicable Sanctions.
Section 5.16    ERISA. Parent will cause each ERISA Affiliate to (i) maintain all Plans that are presently in existence or may, from time to time, come into existence, in compliance with the terms of any such Plan, ERISA, the Code and all other applicable laws and (ii) make or cause to be made contributions to all Plans in a timely manner and, with respect to Plans, in a sufficient amount to comply with the requirements of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, in each case except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect
Section 5.17    Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 5.17 or such later date as the Administrative Agent agrees to in writing in its sole discretion, Parent, the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 5.17, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement.”
Section 5.18    Maintenance of Ratings. The Loan Parties shall use commercially reasonable efforts to maintain (i) a public corporate credit rating (but not any particular rating) from S&P and a public corporate family rating (but not any particular rating) from Moody’s, in each case in respect of the Borrower and (ii) a public rating (but not any particular rating) in respect of the Loans from each of S&P and Moody’s.
ARTICLE VI
NEGATIVE COVENANTS
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document have been paid in full, each of Parent and the Borrower covenants and agrees with the Lenders that:
Section 6.01    Indebtedness. Parent will not, and will not permit any Restricted Subsidiary to, create, incur, issue, assume or permit to exist any Indebtedness, except:
(a)    (i) Indebtedness of Parent and any of the Restricted Subsidiaries under the Loan Documents (including any Indebtedness incurred pursuant to Section 2.22, 2.23 or 2.24), (ii) Incremental Equivalent Debt and (iii) Specified Refinancing Debt;

(b)    Indebtedness outstanding on the Closing Date and listed on Schedule 6.01, and any Permitted Refinancing thereof; provided that the aggregate amount of Indebtedness at any time outstanding under this clause incurred by Subsidiaries of Parent that are not Loan Parties shall be subject to the Non-Guarantor Debt Cap;
(c)    Indebtedness of the Borrower and its Restricted Subsidiaries in an aggregate amount at any time outstanding of up to $100,000,000 under all Working Capital Facilities (and Guarantees thereof by the Guarantors); provided that the aggregate amount of Indebtedness at any time outstanding under this clause incurred by Subsidiaries of Parent that are not Loan Parties shall be subject to the Non-Guarantor Debt Cap;
(d)    Indebtedness of the Borrower under the Existing Unsecured Revolving Facility in an aggregate amount at any time outstanding equal to up to $250,000,000 minus the aggregate amount of Indebtedness outstanding under clause (f) below;
(e)    (i) Indebtedness (including Capital Lease Obligations) of Parent or any Restricted Subsidiary financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within 270 days after the applicable acquisition, construction, repair, replacement or improvement, and (ii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding subclause (i); provided, further, that the aggregate amount of Indebtedness at any time outstanding under this clause shall not exceed the greater of $25,000,000 and 10% of Consolidated EBITDA for the most recently ended Test Period;
(f)    other Indebtedness; provided that (i) no Event of Default shall have occurred or be continuing or would result from such Indebtedness or the use of proceeds thereof, (ii) the Total Net Leverage Ratio shall be less than or equal to 2.75 to 1.00, (iii) the final maturity date of such Indebtedness shall not be on or prior to the date that is 90 days after the Latest Maturity Date, (iv) such Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the then remaining Weighted Average Life to Maturity of the outstanding Loans, (v) to the extent subordinated in right of payment or security with respect to the Loan Document Obligations, such Indebtedness shall be subject to a subordination arrangement on terms reasonably acceptable to the Administrative Agent, (vi), such Indebtedness shall not have covenants or events of default that are more restrictive, in any material respect, taken as a whole, on Parent and its Restricted Subsidiaries than those contained in the Loan Documents and (vii) the aggregate amount of Indebtedness at any time outstanding under this clause by Subsidiaries of Parent that are not Loan Parties shall be subject to the Non-Guarantor Debt Cap;
(g)    (i) Indebtedness incurred, assumed or acquired in connection with a Permitted Acquisition; provided that in the case of Indebtedness incurred in contemplation of such Permitted Acquisition, such Indebtedness shall satisfy the requirements of subclauses (iii), (iv), (v) and (vi) of clause (f) above, except that a customary bridge facility shall not be required to satisfy subclauses (iii) and (iv) so long as the long-term Indebtedness into which such customary bridge facility is to be converted satisfies such subclauses (iii) and (iv) and (ii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding subclause (i);
(h)    other Indebtedness in an aggregate amount at any time outstanding equal to the greater of $100,000,000 and 40% of Consolidated EBITDA for the most recently ended Test Period;

(i)    Guarantees by Parent or any of its Restricted Subsidiaries in respect of Indebtedness of Parent or any Restricted Subsidiary otherwise permitted hereunder; provided that (i) such Guarantee is otherwise permitted by Section 6.04, (ii) no Guarantee by any Restricted Subsidiary of any Junior Indebtedness shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Loan Document Obligations pursuant to the Guarantee Agreement, (iii) the aggregate amount of Guarantees at any time outstanding under this clause made by Subsidiaries of Parent that are not Loan Parties of Indebtedness of any Loan Party shall be subject to the Non-Guarantor Debt Cap and (iv) if the Indebtedness being Guaranteed is subordinated in right of payment to the Loan Document Obligations, such Guarantee shall be subordinated in right of payment to the Guarantee of the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;
(j)    Indebtedness of Parent owing to any Restricted Subsidiary or of any Restricted Subsidiary owing to any other Restricted Subsidiary or Parent to the extent permitted by Section 6.04(c); provided that the aggregate amount of all Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party that is outstanding at any time under this clause shall not exceed $40,000,000;
(k)    Indebtedness representing deferred compensation owed to employees of Parent or any Subsidiary;
(l)    Indebtedness consisting of obligations under deferred compensation to employees or other similar arrangements incurred in connection with the Transactions or any Permitted Acquisition or other Investment permitted under this Agreement;
(m)    Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments incurred in a Permitted Acquisition, any other Investment or any Disposition, in each case permitted under this Agreement;
(n)    the incurrence by Parent or any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;
(o)    Indebtedness owed by any Loan Party to future, current or former officers, directors, employees or consultants thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Parent or the Borrower;
(p)    obligations (contingent or otherwise) existing or arising under any Swap Agreement; provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and not for speculative purposes;
(q)    Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;
(r)    Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits, or property, casualty or liability insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 45 days following such drawing or incurrence; and
(s)    Indebtedness in respect of bid, performance or surety bonds or obligations of a similar nature issued for the account of Parent or any Restricted Subsidiary, including guarantees or obligations of Parent or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);
(t)    to the extent constituting Indebtedness, Investments in repurchase agreements constituting Permitted Investments;
(u)    Indebtedness consisting of customary indemnification obligations incurred in the ordinary course of business and not in connection with debt for money borrowed; and
(v)    to the extent constituting Indebtedness, all premiums (if any), interest, fees, expenses, charges and additional or contingent interest on Indebtedness described in clauses (a) through (u) above;
provided that the aggregate amount of all Indebtedness of Subsidiaries of Parent that are not Loan Parties outstanding at any time under all clauses above specified to be subject to the Non-Guarantor Debt Cap shall not exceed the Non-Guarantor Debt Cap.
Section 6.02    Liens. Parent will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:
(a)    Liens created under the Loan Documents;
(b)    Permitted Encumbrances;
(c)    Liens existing on the Closing Date and set forth on Schedule 6.02 and any modifications, replacements, renewals or extensions thereof; provided that (i) such modified, replacement, renewal or extension Lien does not extend to any additional property other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien and (y) proceeds and products thereof, and (ii) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 6.01;
(d)    Liens on the Collateral securing Indebtedness incurred under Section 6.01(c); provided that such Indebtedness shall be subject to the First Lien Intercreditor Agreement;
(e)    Liens securing Indebtedness incurred under Section 6.01(e); provided that (i) such Liens attach concurrently with or within 270 days after the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness except for accessions to such property and the proceeds and the products thereof and (iii) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to or proceeds of such assets) other than the assets subject to such Capital Lease Obligations; provided, further, that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;
(f)    Liens on the Collateral securing Indebtedness incurred under Section 6.01(f); provided that such Indebtedness shall be subject to, and such Liens shall be subordinated to the Liens securing the Loan Document Obligations pursuant to, the Junior Lien Intercreditor Agreement;
(g)    Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary and (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);
(h)    other Liens; provided that the aggregate amount of obligations secured by Liens under this clause at any time outstanding shall not exceed the greater of $50,000,000 and 20% of Consolidated EBITDA for the most recently ended Test Period;
(i)    Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Loan Party and Liens granted by a Loan Party in favor of any other Loan Party;
(j)    Liens on assets of any Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Restricted Subsidiary permitted under Section 6.01;
(k)    leases, licenses, subleases or sublicenses granted to others that do not (i) interfere in any material respect with the business of Parent and its Restricted Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;
(l)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;
(m)    Liens (i) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition), (ii) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien and (iii) on cash or cash equivalents (and the related escrow accounts) in connection with the issuance into (and pending the release from) escrow of any Additional Loans and any Incremental Equivalent Debt;

(n)    any interest or title of a lessor under leases (other than leases constituting Capital Lease Obligations) entered into by the Borrower or any Restricted Subsidiaries in the ordinary course of business;
(o)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods by Parent or any Restricted Subsidiary in the ordinary course of business;
(p)    Liens on insurance policies and proceeds thereof securing Indebtedness incurred under Section 6.01(q);
(q)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(r)    Liens on cash, Permitted Investments and securities (and proceeds thereof) of any Broker-Dealer Subsidiary that is subject to securities trades incurred in the ordinary course of business;
(s)    Liens deemed to exist in connection with repurchase agreements constituting Permitted Investments; provided, that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;
(t)    Liens on Equity Interests of any Person that is not the Borrower or a Wholly Owned Subsidiary of the Borrower, to the extent such Liens secure customary obligations (but not debt for borrowed money) arising in favor of other holders of Equity Interests of such Person pursuant to joint venture or similar agreements governing such Person; and
(u)    Liens on Collateral to secure Incremental Equivalent Debt and Specified Refinancing Debt.
Section 6.03    Fundamental Changes. Parent will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that:
(a)    any Person may merge or consolidate with the Borrower; provided that (i) the Borrower shall be the continuing or surviving Person and (ii) no Default shall be continuing after giving effect to such transaction;
(b)    any Person (other than the Borrower) may merge or consolidate with Parent; provided that (i) Parent shall be the continuing or surviving Person and (ii) no Default shall be continuing after giving effect to such transaction;
(c)    any Restricted Subsidiary (other than the Borrower) may merge or consolidate with any one or more Restricted Subsidiaries (other than the Borrower); provided that when any Subsidiary Loan Party is merging with another Restricted Subsidiary, the continuing or surviving Person shall be a Subsidiary Loan Party;
(d)    any Restricted Subsidiary (other than the Borrower) may liquidate or dissolve or change its legal form or redomicile (in the case of a Subsidiary Loan Party, to a jurisdiction within the United States) if the Borrower determines in good faith that such action is in the best interests of Parent and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders;
(e)    any Restricted Subsidiary may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, the transferor shall receive fair market value as consideration and any non-cash consideration received in respect thereof shall be an Investment permitted by Section 6.04;
(f)    any Restricted Subsidiary (other than the Borrower) may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Sections 5.11 and 5.12 (to the extent applicable) and if the other party to such transaction is not a Loan Party, no Default shall be continuing after giving effect to such transaction; and
(g)    any Restricted Subsidiary (other than the Borrower) may effect a merger, dissolution, liquidation, consolidation or amalgamation to effect a Disposition permitted pursuant to Section 6.05; provided that if the other party to such transaction is not a Loan Party, no Default shall be continuing after giving effect to the transaction.
Section 6.04    Investments, Loans, Advances, Guarantees and Acquisitions. Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make or hold any Investment, except:
(a)    Permitted Investments;
(b)    Investments existing on the Closing Date and set forth on Schedule 6.04;
(c)    Investments (i) by Parent or any Restricted Subsidiary in any existing Loan Party, (ii) by any Restricted Subsidiary that is not a Loan Party in any other existing Restricted Subsidiary that is also not a Loan Party, (iii) by Parent or any Restricted Subsidiary (A) in any existing Restricted Subsidiary; provided that the aggregate amount of such Investments made by Loan Parties after the Closing Date in Restricted Subsidiaries that are not Loan Parties in reliance on this subclause (iii)(A) shall not exceed, at any time outstanding, an amount equal to the greater of $75,000,000 and 30% of Consolidated EBITDA for the most recently ended Test Period or (B) in any existing Restricted Subsidiary that is not a Loan Party, constituting an exchange of Equity Interests of such Restricted Subsidiary for Indebtedness of such Restricted Subsidiary, (iv) by Parent or any Restricted Subsidiary in Restricted Subsidiaries that are not Loan Parties so long as such Investment is part of a series of simultaneous Investments that result in the proceeds of the initial Investment being invested in one or more Loan Parties and (v) by Parent or any Restricted Subsidiary in any existing Restricted Subsidiary that is not a Loan Party, consisting of the contribution of Equity Interests of any other Restricted Subsidiary that is not a Loan Party;
(d)    Seed Capital Investments in an aggregate amount not to exceed the greater of $50,000,000 and 20% of Consolidated EBITDA for the most recently ended Test Period;

(e)    Investments in any Restricted Subsidiary that is a Broker-Dealer Subsidiary to the extent necessary in order for such Restricted Subsidiary to be in compliance with its net capital requirements under any Requirements of Laws;
(f)    Permitted Acquisitions;
(g)    other Investments in an aggregate amount at any time outstanding not to exceed the sum of (i) the greater of $100,000,000 and 40% of Consolidated EBITDA for the most recently ended Test Period and (ii) so long as no Event of Default shall have occurred and be continuing or shall result therefrom, the Available Amount;
(h)    other Investments; provided that (i) no Event of Default shall have occurred and be continuing or shall result therefrom and (ii) the Total Net Leverage Ratio shall be less than 2.25:1.00;
(i)    the Acquisition;
(j)    Investments in Swap Agreements permitted by Section 6.01(p);
(k)    loans or advances to officers, directors and employees of Parent or any Restricted Subsidiary (i) for advance of payroll and reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes of Parent and its Restricted Subsidiaries, (ii) in connection with such Person’s purchase of Equity Interests of Parent or the Borrower (other than Disqualified Equity Interests) and (iii) for purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding at any time under this subclause (iii) shall not exceed $5,000,000;
(l)    promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;
(m)    Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;
(n)    Investments for (i) utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (ii) trade accounts created, or prepaid expenses accrued, in the ordinary course of business; and
(o)    Investments consisting of (i) cash in deposit accounts with financial institutions available for withdrawal on demand and (ii) extensions of credit in the nature of accounts receivable arising from the grant of trade credit, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors, in each case, made or incurred in the ordinary course of business.
Section 6.05    Asset Sales. (i) Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, and (ii) Parent will not permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than issuing Equity Interests to Parent or a Restricted Subsidiary in compliance with Section 6.04(c)) (each, a “Disposition”), except:

(a)    any Disposition or series of related Dispositions involving assets having an aggregate fair market value per Disposition or series of Dispositions of less than $10,000,000;
(b)    Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of Parent and its Restricted Subsidiaries;
(c)    Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;
(d)    Dispositions of property to Parent, the Borrower or a Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, any non-cash consideration received in respect thereof by the transferor shall be an Investment permitted by Section 6.04;
(e)    other Dispositions; provided that (i) no Event of Default shall have occurred and be continuing or shall result therefrom and (ii) with respect to any Disposition pursuant to this clause (e) for a purchase price in excess of $10,000,000, Parent or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided, further, that for the purposes of this clause (ii), (A) any liabilities (as shown on the most recent balance sheet of Parent provided hereunder or in the footnotes thereto) of Parent or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Loan Document Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which Parent and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, shall be deemed to be cash, (B) any securities received by Parent or such Restricted Subsidiary from such transferee that are converted by Parent or such Restricted Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within 180 days following the closing of the applicable Disposition, shall be deemed to be cash and (C) any Designated Non-Cash Consideration received by Parent or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause that is at that time outstanding, not in excess of $20,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;
(f)    Dispositions permitted by Section 6.03 (other than Section 6.03(g)), Investments permitted by Section 6.04 (other than Section 6.04(l)), Restricted Payments permitted by Section 6.07 and Liens permitted by Section 6.02;
(g)    Dispositions of property acquired by Parent or any Restricted Subsidiary after the Closing Date pursuant to sale-leaseback transactions permitted by Section 6.06;
(h)    Dispositions of Permitted Investments;
(i)    leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and that do not materially interfere with the business of Parent and its Restricted Subsidiaries, taken as a whole; and

(j)    transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event;
(k)    Dispositions or discounts of accounts receivable or notes in connection with the collection or compromise thereof in the ordinary course of business;
(l)    Dispositions in the ordinary course of business consisting of the abandonment of intellectual property rights which, in the reasonable good faith determination of Parent are not material to the conduct of the business of Parent or its Subsidiaries;
(m)    Dispositions of nominal amount of Equity Interests of any Foreign Subsidiary in order to qualify members of the board of directors (or similar governing body) of such Foreign Subsidiary if required by applicable law; and
(n)    (i) involuntary terminations of Swap Agreements not resulting in an Event of Default under Section 7.01(g), (ii) voluntary terminations of Swap Agreements that do not require payment of any termination fee by Parent or any Restricted Subsidiary and (iii) voluntary terminations of Swap Agreements that require payment of a termination fee so long as the Total Net Leverage Ratio is less than or equal to 2.25 to 1.00;
provided that any Disposition of any property pursuant to this Section (except pursuant to Sections 6.05(f), (l) and (m) and except for Dispositions by a Loan Party to another Loan Party) shall be for no less than the fair market value of such property at the time of such Disposition.
Section 6.06    Sale and Leaseback Transactions. Parent will not, and will not permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by Parent or any Restricted Subsidiary that is made for cash consideration in an amount not less than the fair market value of such fixed or capital asset and is consummated within 270 days after Parent or such Restricted Subsidiary, as applicable, acquires or completes the construction of such fixed or capital asset; provided that, if such sale and leaseback results in a Capital Lease Obligation, such Capital Lease Obligation is permitted by Section 6.01 and any Lien made the subject of such Capital Lease Obligation is permitted by Section 6.02.
Section 6.07    Restricted Payments. Parent will not, and will not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:
(a)    each Restricted Subsidiary may make Restricted Payments to Parent and to its other Restricted Subsidiaries (and, in the case of a Restricted Payment by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, to Parent, any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);
(b)    Parent and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person; provided that in the case of any such Restricted Payment by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, such Restricted Payment is made to

Parent, any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests;
(c)    payment by Parent of regular quarterly dividends in respect of common stock of Parent of no more than $0.10 per share (to be appropriately adjusted for any stock splits or reverse stock splits after the Closing Date);
(d)    other Restricted Payments in an aggregate amount not to exceed the sum of (i) $35,000,000 (less the aggregate amount of payments made pursuant to Section 6.08(a)(iv)(x)) and (ii) the Available Amount;
(e)    repurchases in 2016 and 2017 of common stock of Parent in an aggregate amount not to exceed $100,000,000;
(f)    other Restricted Payments; provided that the Total Net Leverage Ratio shall be less than 2.00:1.00; and
(g)    repurchases of Equity Interests of Parent or the Borrower deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price or withholding taxes payable in connection with the exercise of such options or warrants;
provided that, in the case of clauses (c), (d), (e) and (f) above, no Event of Default shall have occurred and be continuing or shall result therefrom.
Section 6.08    Payments on or Amendment of Junior Indebtedness.
(a)    Parent will not, and will not permit any Restricted Subsidiary to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Indebtedness, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing, except:
(i)    payment of regularly scheduled interest and principal payments as, when and in the form of payment due in respect of any Indebtedness, other than payments in respect of any Junior Indebtedness prohibited by the subordination provisions thereof;
(ii)    refinancings of Indebtedness to the extent permitted by Section 6.01;
(iii)    the conversion of any Junior Indebtedness to Equity Interests (other than Disqualified Equity Interests) of Parent;
(iv)    other such payments in an aggregate amount not to exceed the sum of (x) $35,000,000 (less the aggregate amount of Restricted Payments made pursuant to Section 6.07(d)(i)) and (y) the Available Amount;
(v)    other such payments; provided that the Total Net Leverage Ratio shall be less than 2.25:1.00; and

(vi)    so long as no Event of Default under clause (a), (b), (h) or (i) of Section 7.01 shall have occurred and be continuing, payments in respect of Junior Indebtedness described in clause (ii) of the definition of “Junior Indebtedness”;
provided that, in the case of clauses (iv) and (v) above, no Event of Default shall have occurred and be continuing or shall result therefrom.
(b)    Parent will not, and will not permit any Restricted Subsidiary to, amend, modify, waive, terminate or release the documentation governing any Junior Indebtedness, in each case if the effect of such amendment, modification, waiver, termination or release is materially adverse to the Lenders.
Section 6.09    Transactions with Affiliates. Parent will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with or for the benefit of, any of its Affiliates, except:
(a)    agreements in existence on the Closing Date and set forth on Schedule 6.09 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, and transactions pursuant to such agreements;
(b)    transactions between or among Parent and/or one or more Restricted Subsidiaries;
(c)    transactions on terms substantially as favorable to Parent or such Restricted Subsidiary as would be reasonably obtainable by such Person at the time in a comparable arm’s-length transaction with a Person that is not an Affiliate;
(d)    the payment of compensation and reimbursement or payment of reasonable out-of-pocket expenses to, and indemnities provided on behalf of, directors, officers and employees of Parent and the Restricted Subsidiaries in the ordinary course of business;
(e)    Restricted Payments permitted under Section 6.07 and Investments permitted by Section 6.04(k); and
(f)    Dispositions of nominal amount of Equity Interests of any Foreign Subsidiary in order to qualify members of the board of directors (or similar governing body) of such Foreign Subsidiary if required by applicable law.
Section 6.10    Restrictive Agreements. Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Parent or any other Loan Party to create, incur or permit to exist any Lien upon any of its property or assets to secure the Secured Obligations or any refinancing thereof or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests that would impair the ability of the Loan Parties to make payments in respect of the Secured Obligations or any refinancing thereof.
Section 6.11    Change in Fiscal Year. Parent will not change the fiscal year of Parent and its Subsidiaries.

Section 6.12    Changes in Nature of Business. Parent will not, and will not permit any Restricted Subsidiary to, primarily engage in any business other than asset management and businesses reasonably related, complementary or ancillary thereto.
Section 6.13    Financial Covenant. Parent will not permit the Total Leverage Ratio as of the last day of any Test Period, beginning with the Test Period ending March 31, 2016, to be greater than 3:00:1:00.
ARTICLE VII
EVENTS OF DEFAULT
Section 7.01    Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:
(a)    any Loan Party shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days, in the case of any amount other than interest or the commitment fee pursuant to Section 2.12(a), after the earlier of (i) notice from the Administrative Agent to the Borrower and (ii) knowledge of such failure by any Loan Party;
(c)    any representation or warranty made or deemed made by or on behalf of Parent or any Restricted Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)    Parent or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.02(a), 5.04 (with respect to the existence of Parent and the Borrower) or 5.10 or (ii) Article VI;
(e)    Parent or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Administrative Agent to the Borrower and (ii) knowledge of such failure by any Loan Party;
(f)    Parent or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);
(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (ii) termination events or similar events (other than defaults or events of default) occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that paragraph (f) of this Section will apply to any failure to make any payment required as a result of any such termination or similar event);
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of Parent, the Borrower or any Material Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for Parent, the Borrower or any Material Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    Parent, the Borrower or any other Material Subsidiary shall (i)  voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in paragraph (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for Parent, the Borrower or any Material Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;
(j)    one or more enforceable judgments for the payment of money in an aggregate amount in excess of $40,000,000 (to the extent not covered by (i) insurance as to which the insurer has been notified of such judgment or order and has not denied coverage or (ii) another reasonably creditworthy third-party indemnitor) shall be rendered against Parent or any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall legally attach or levy upon assets of Parent or any Restricted Subsidiary to enforce any such judgment;
(k)    (i) an ERISA Event occurs that has resulted in liability of any Loan Party in an aggregate amount that would result in a Material Adverse Effect;
(l)    any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents;

(m)    any material provision of any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted by any Loan Party or shall be determined not to be a legal, valid and binding obligation of any Loan Party thereto;
(n)    any Guarantees of the Loan Document Obligations by any Loan Party pursuant to the Guarantee Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents);
(o)    (i) the subordination provisions of any agreement or instrument governing any Junior Indebtedness or (ii) any Intercreditor Agreement shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Loan Party shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or (x) the Loan Document Obligations for any reason shall not have the priority contemplated by such subordination provisions or (y) the Liens securing the Loan Document Obligations for any reason shall not have the priority contemplated by any Intercreditor Agreement; or
(p)    a Change in Control shall occur;
then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in paragraph (h) or (i) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
Section 7.02    Application of Proceeds. Except as expressly provided elsewhere in this Agreement, all amounts received by the Administrative Agent in respect of the Loan Document Obligations, including upon any sale of, any collection from, or other realization upon all or any part of the Collateral, shall be applied, in full or in part, promptly by the Administrative Agent against the Loan Document Obligations in the following order of priority:
first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to the Administrative Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith, and all amounts for which the Administrative Agent is entitled to indemnification hereunder (in its capacity as Administrative Agent and not as a Lender) or any other Loan Document and all advances made by the Administrative Agent hereunder or under any other Loan Document for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by the Administrative Agent in connection with the exercise of any right or remedy hereunder or under the other Loan Documents, all in accordance with the terms hereof or thereof;
second, to the extent of any excess of such proceeds, to the payment of all other costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all expenses, liabilities and advances made or incurred by the other Secured Parties in connection therewith;
third, to the extent of any excess of such proceeds and without duplication of amounts applied pursuant to clauses first and second above, to the payment in full in cash, pro rata, of interest and other amounts constituting Loan Document Obligations (other than principal), in each case equally and ratably in accordance with the respective amounts thereof then due and owing;
fourth, to the extent of any excess of such proceeds, to the payment in full in cash, pro rata, of the principal amount of the Loan Document Obligations and any premium thereon; and
fifth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.
In the event that any such proceeds are insufficient to pay in full the items described in clauses first through fifth of this Section 7.02, the Loan Parties shall remain liable, jointly and severally, for any deficiency.
ARTICLE VIII
ADMINISTRATIVE AGENT
Section 8.01    Appointment and Authorization of Agents. Each Lender hereby irrevocably appoints MSSF to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirement of Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Person to whom any Secured Cash Management Obligations are owed or counterparty to any Swap Agreement the obligations under which constitute Secured Swap Obligations), on behalf of itself and its Affiliates who are owed Secured Cash Management Obligations and Secured Swap Obligations, hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.05 for purposes of holding or enforcing any

Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article VIII (including Section 8.06, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including, subject to Section 9.15, releases) with respect to the Collateral (including, without limitation, any customary intercreditor agreement or other intercreditor arrangements necessary to effectuate the incurrence of secured Indebtedness expressly permitted hereunder) and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by the Administrative Agent shall bind the Lenders.
Section 8.02    Rights as a Lender. The Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent hereunder, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 8.03    Exculpatory Provisions.
(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (ii) have any duty to take any discretionary action or exercise any discretionary powers, except (in the case of the Administrative Agent) discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (iii) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VII and Section 9.02) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless and until the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”
(c)    No Agent Party shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (in the case of the Administrative Agent) to confirm receipt of items expressly required to be delivered to it.
Section 8.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Borrowing that by its terms shall be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to any such Borrowing. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.
Section 8.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Loans as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub‑agents.
Section 8.06    Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand each Indemnitee (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligations of any Loan Party to do so) on a pro rata basis (determined as of the time that the applicable payment is sought based on each Lender’s ratable share at such time) and hold harmless each Indemnitee against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for payment to any Indemnitee of any portion of such Indemnified Liabilities to the extent determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from such Indemnitee’s own gross negligence or willful misconduct (and no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights and responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such costs or expenses by or on behalf of the Borrower.
Section 8.07    Resignation of Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall appoint a successor agent (which may be an Affiliate of a Lender), with the consent of the Borrower at all times other than during the continuance of an Event of Default under Section 7.01(a), (b), (h) or (i) (which consent shall not be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment prior to the effective date of the resignation of the Administrative Agent, then the Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, after consulting with the Borrower, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on such effective date, where (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent may (but shall not be obligated to) continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Section 8.08    Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent Party or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent Party or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.12 and 9.03.
Section 8.10    Withholding Taxes. To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payments in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), whether or not such Taxes were correctly or legally imposed or asserted. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section. The agreements in this Section shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
Section 8.11    Binding Effect. Each Secured Party by accepting the benefits of the Loan Documents agrees that (i) any action taken by the Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of the Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.
Section 8.12    Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender party hereto as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Article VIII, Section 2.17, Section 9.01, Section 9.04, Section 9.08, Section 9.12 and Section 9.16 and the decisions and actions of the Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.10 and Section 9.03 only to the extent of the losses, claims, damages, liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) the Administrative Agent and the Lenders party hereto shall be entitled to act at their sole discretion, without regard to the interest of such Secured Party, regardless of whether any Loan Document Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Loan Document Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.
Section 8.13    Secured Cash Management Obligations and Secured Swap Obligations. Except as otherwise expressly set forth herein or in any Guarantee or any Security Document, no Person to whom any Secured Cash Management Obligations are owed or counterparty to any Swap Agreement the obligations under which constitute Secured Swap Obligations that obtains the benefits of Section 4.02 of the Collateral Agreement, any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Obligations and Secured Swap Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Person to whom any Secured Cash Management Obligations are owed or counterparty to any Swap Agreement the obligations under which constitute Secured Swap Obligations, as the case may be.
ARTICLE IX
MISCELLANEOUS

Section 9.01    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission, as follows:
(i)    if to Parent, the Borrower or the Administrative Agent, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 9.01; and
(ii)    if to any other Lender, to it at its address (or fax number, telephone number or email address) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient; provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, the Lead Arranger or any of their respective Related Parties (collectively, the

“Agent Parties”) have any liability to Parent, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the transmission by any Agent Party of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Parent, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each of Parent, the Borrower and the Administrative Agent may change its address, electronic mail address, fax or telephone number for notices and other communications or website hereunder by notice to the other parties hereto. Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(e)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
Section 9.02    Waivers; Amendments.
(a)    No failure or delay by the Administrative Agent or any Lender in exercising any right or power under this Agreement or any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower or Parent in any case shall entitle the Borrower or Parent to any other or further notice or demand in similar or other circumstances.
(b)    Neither this Agreement, any Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Parent, the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall:
(i)    increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender),
(ii)    reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees or premiums payable hereunder, without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any Default, Event of Default or obligation of the Borrower to pay default interest pursuant to Section 2.13(c) or to amend Section 2.13(c),
(iii)    postpone the maturity of any Loan, or any date for the payment of any interest, premium or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby,
(iv)    change Sections 2.18(b) or (c) or 7.02 in a manner that would alter the order of application of funds or the pro rata sharing of payments required thereby, without the written consent of each Lender directly and adversely affected thereby,
(v)    change any of the provisions of this Section without the written consent of each Lender directly and adversely affected thereby,
(vi)    change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender,
(vii)    release all or substantially all the value of the Guarantees under the Guarantee Agreement (except as expressly provided in this Agreement or the Guarantee Agreement) without the written consent of each Lender,
(viii)    release all or substantially all the Collateral from the Liens of the Security Documents (except as expressly provided in this Agreement or the Security Documents), without the written consent of each Lender, or
(ix)    change any provisions of any Loan Document in a manner that by its terms adversely affects the rights of Lenders of any Class differently than the Lenders of any other Class, without the written consent of Lenders holding a Majority in Interest of the outstanding Loans of each affected Class;
provided, further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent, (B) the Fee Letter may be amended by the parties thereto in accordance therewith without the consent of any other

Person and (C) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Parent, the Borrower and the Administrative Agent to cure any error, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment. Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Parent and the Borrower (i) to add one or more credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion.
(c)    In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (ix) of paragraph (b) of this Section, the consent of a Majority in Interest of the outstanding Loans of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is (or whose Affiliate is) acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent shall not unreasonably be withheld or delayed, (ii) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including pursuant to Section 2.11(h) treating such assignment as a prepayment) from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii).
(d)    Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Commitments and Loans of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders, all affected Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section); provided that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 9.03    Expenses; Indemnity; Damage Waiver.
(a)    The Borrower shall pay (i) all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by the Administrative Agent, the Lead Arranger and their respective Affiliates (without duplication), including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP (exclusive of any reasonably necessary special counsel) and, in the case of an actual or reasonably perceived conflict of interest, one additional counsel per affected party, in each case for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, and the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (or proposed amendments, modifications or waivers, whether or not effective), (ii) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of counsel for the Administrative Agent and the Lenders, in connection with the enforcement or protection of any rights or remedies (A) in connection with the Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws), including its rights under this Section or (B) in connection with the Loans made hereunder, including all such out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that such counsel shall be limited to one lead counsel and such local counsel (exclusive of any reasonably necessary special counsel) as may reasonably be deemed necessary by the Administrative Agent in each relevant jurisdiction and, in the case of an actual or reasonably perceived conflict of interest, one additional counsel per affected party.
(b)    The Borrower shall indemnify the Administrative Agent, the Lead Arranger, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actions, suits, investigations, inquiries, losses, claims, damages, liabilities, proceedings or expenses of any kind or nature whatsoever and reasonable and documented or invoiced out-of-pocket fees and expenses of any counsel for any Indemnitee, incurred by or asserted against or involving any Indemnitee by any third party or by Parent or any Subsidiary arising out of, as a result of or in any way related to (i) the execution or delivery of this Agreement, any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) to the extent in any way arising from or relating to any of the foregoing, any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other property currently or formerly owned or operated by Parent or any Subsidiary, or any other Environmental Liability related in any way to Parent or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, regardless of whether brought by a third party or by Parent or any Subsidiary and regardless of whether any Indemnitee is a party thereto (collectively, “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such actions, suits, investigations, inquiries, losses, claims, damages, liabilities, proceedings, costs or related expenses (x) resulted from the gross negligence or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (y) arose out of or in connection with any proceeding that does not involve an act or omission by Parent or any of its Affiliates that is brought by an Indemnitee against any other Indemnitee (other than claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under this Agreement).

(c)    No Loan Party shall assert, and each hereby waives on behalf of itself and each other Loan Party, any claim against any Indemnitee (i) for any direct or actual damages arising from the use by unintended recipients of information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that such waiver shall not, as to any Indemnitee, be available to the extent that such direct or actual damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.
(d)    All amounts due under this Section shall be payable not later than thirty (30) days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section.
Section 9.04    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) neither Parent nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder other than as expressly provided in Section 6.03 without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section), the Indemnitees and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in paragraphs (b)(ii) and (f) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (x) by a Lender to any Lender or an Affiliate of any Lender, (y) by a Lender to an Approved Fund or (z) if an Event of Default has occurred and is continuing and (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund. Notwithstanding anything in this Section to the contrary, if the Borrower has not given the Administrative Agent written notice of its objection to an assignment within ten (10) Business Days after written notice of such assignment, the Borrower shall be deemed to have consented to such assignment.

(ii)    Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless the Borrower and the Administrative Agent otherwise consent (in each case, such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing; provided, further, that simultaneous assignments by or to two or more Approved Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or, if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, and, in each case, together (unless waived or reduced by the Administrative Agent) with a processing and recordation fee of $3,500; provided that the Administrative Agent, in its sole discretion, may elect to waive or reduce such processing and recordation fee; provided, further, that assignments made pursuant to Section 2.19(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.17(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section.
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Parent, the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by (i) the Borrower and (ii) to the extent of its own Loan and Commitments, any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    (i) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent sell participations to one or more banks or other Persons other than a natural person, a Defaulting Lender, Parent or any of its subsidiaries (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Parent, the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Subject to paragraph (c)(iii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the obligations and limitations of such Sections, including Section 2.17(e)) (provided that any required documentation shall be provided to the participating Lender) and Section 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.
(ii)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and interest amounts of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and the Borrower and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary; provided that no Lender shall have the obligation to disclose all or a portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any loans or other obligations under any Loan

Document) to any Person except to the extent that such disclosure is necessary to establish that any loans are in registered form for U.S. federal income tax purposes.
(iii)    A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that a Participant’s right to a greater payment results from a Change in Law after the Participant becomes a Participant.
(d)    Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other “central” bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Section 9.05    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
Section 9.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative

Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 9.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each Lender’s respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Administrative Agent, such Lender or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower then due and owing under this Agreement held by the Administrative Agent or such Lender, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under this Agreement and although (i) such obligations may be contingent or unmatured and (ii) such obligations are owed to a branch or office of the Administrative Agent or such Lender different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over promptly to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of the Administrative Agent, each Lender and each Lender’s respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender and such Lender’s respective Affiliates may have.

Section 9.09    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    This Agreement shall be construed in accordance with and governed by the laws of the State of New York.
(b)    Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against Parent or the Borrower or their respective properties in the courts of any jurisdiction.
(c)    Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.12    Confidentiality.
(a)    Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates, and to its and its Affiliates’ directors, officers, employees, controlling persons, members, partners, representatives and agents, including accountants, legal counsel and other agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons acting on behalf of the Administrative Agent or the relevant Lender to comply with this Section shall constitute a breach of this Section by the Administrative Agent or the relevant Lender, as applicable), (ii) to the extent requested by any regulatory authority or self-regulatory authority, required by applicable law or by any subpoena or similar legal process; provided that solely to the extent permitted by law and other than in connection with routine audits and reviews by regulatory and self-regulatory authorities, each Lender and the Administrative Agent shall notify the Borrower as promptly as practicable of any such requested or required disclosure in connection with any legal or regulatory proceeding; provided, further, that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by Parent or any Subsidiary of Parent, (iii) to any other party to this Agreement, (iv) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (v) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective counterparty (or its advisors) to any Swap Agreement or derivative transaction relating to any Loan Party or its Subsidiaries and its obligations under the Loan Documents or (C) any pledgee referred to in Section 9.04(c), (vi) if required by any rating agency; provided that prior to any such disclosure, such rating agency shall have agreed in writing to maintain the confidentiality of such Information, (vii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Parent, the Borrower, advisors, members, directors, employees, agents or other representatives or (viii) to the extent necessary or customary for inclusion in league table measurement. For the purposes hereof, “Information” means all information received from Parent or the Borrower relating to Parent, the Borrower, any other Subsidiary or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Parent or any Subsidiary; provided that, in the case of information received from Parent or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)    EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING PARENT, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(c)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT PARENT, THE BORROWER, THE LOAN PARTIES AND THEIR

RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
Section 9.13    USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.
Section 9.14    Judgment Currency.
(a)    If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b)    The obligations of the Borrower in respect of any sum due to any party hereto or any holder of any obligation owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
Section 9.15    Release of Liens and Guarantees.
(a)    (i)    Upon the consummation of any transaction permitted by this Agreement as a result of which a Subsidiary Loan Party ceases to be a Restricted Subsidiary, such Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise.
(ii)    If any Subsidiary Loan Party shall become an Excluded Subsidiary (but continues to be a Restricted Subsidiary), at the Borrower’s request, such Subsidiary shall be released from its obligations under the Loan Documents and all security interests created by the Security Documents in Collateral owned by such Subsidiary shall be released; provided that, other than in the case of an Excluded Subsidiary described in clause (d), (e) or (f) of the definition of “Excluded Subsidiary,” the Borrower shall be deemed to have made an Investment in such Subsidiary in an amount equal to the fair market value of the Equity Interests beneficially owned by the Borrower in such Subsidiary and such release shall be permitted only if such Investment (which is an Investment in a Person that is not a Loan Party) would be permitted by Section 6.04.
(iii)    If any Subsidiary Loan Party satisfied the requirements of an Excluded Subsidiary described in clause (c) or (j) of the definition of “Excluded Subsidiary” at the time it inadvertently became a Subsidiary Loan Party, at the Borrower’s request, such Subsidiary shall be released from its obligations under the Loan Documents and all security interests created by the Security Documents in Collateral owned by such Subsidiary shall be released; provided that (A) such Subsidiary continues to be an Excluded Subsidiary at the time of such release and (B) either (x) all Investments made in such Subsidiary in reliance on Section 6.04(c)(i) while it was a Subsidiary Loan Party shall be returned, repaid or distributed to a Loan Party, or (y) such release shall be permitted only if all such Investments (which shall be deemed an Investment in a Person that is not a Loan Party) would be permitted by Section 6.04 at the time of release.
(iv)    If any Equity Interests satisfied the requirements of an Excluded Asset described in clause (e) of the definition of “Excluded Assets” at the time they were inadvertently pledged as Collateral, at the Borrower’s request, such Equity Interests shall be released from the lien of the Security Documents; provided that such Equity Interests continue to be an Excluded Assets at the time of such release.
(v)    Upon any sale or other transfer by any Loan Party (other than to Parent, the Borrower or any Subsidiary Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral or the release of Parent or any Subsidiary Loan Party from its Guarantee under the Guarantee Agreement pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents or such guarantee shall be automatically released.
(vi)    Upon termination of the aggregate Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations not yet due and Cash Management Obligations and hedging obligations), all obligations under the Loan Documents and all security interests created by the Security Documents shall be automatically released. Any such release of Secured Obligations shall be deemed subject to the provision that such Secured Obligations shall be reinstated if after such release any portion of any payment in respect of the Secured Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Loan Party or any substantial part of its property, or otherwise, all as though such payment had not been made.
(vii)    In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release so long as the Borrower or applicable Loan Party shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Agreement and the other Loan Documents.

(b)    The Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to subordinate the Administrative Agent’s Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(iv).
(c)    Each of the Lenders irrevocably authorizes the Administrative Agent to provide any release or evidence of release, termination or subordination contemplated by this Section. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Document and this Section.
Section 9.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Parent acknowledges and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the Lead Arranger are arm’s-length commercial transactions between the Borrower, Parent and their respective Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Lead Arranger, on the other hand, (B) each of the Borrower and Parent has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Parent is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Lenders and the Lead Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower, Parent, any of their respective Affiliates or any other Person and (B) none of the Administrative Agent, the Lenders and the Lead Arranger has any obligation to the Borrower, Parent or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iii) the Administrative Agent, the Lenders and the Lead Arranger and their respective Affiliates may employ the services of their respective affiliates in providing services and/or performing their obligations hereunder and may exchange with such affiliates information concerning Parent, the Borrower, their Affiliates and other companies that may be the subject of this transaction, and such affiliates of the Administrative Agent, the Lenders and the Lead Arranger will be entitled to the benefits afforded to the Administrative Agent, the Lenders and the Lead Arranger hereunder and (iv) the Administrative Agent, the Lenders and the Lead Arranger and their respective Affiliates may be engaged, for their accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower, Parent and their respective Affiliates, and none of the Administrative Agent, the Lenders and the Lead Arranger has any obligation to disclose any of such interests to the Borrower, Parent or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Parent hereby agrees it will not claim that the Administrative Agent, the Lenders or the Lead Arranger has rendered advisory services of any nature or owes a fiduciary or similar duty to it in connection with the Transactions and waives and releases any claims that it may have against the Administrative Agent, the Lenders and the Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 9.17    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.
Section 9.18    Form of Execution. The words “execution,” “signed,” “signature” and words of like import in this Agreement or any other Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NSAM LP, as Borrower

By: NorthStar Asset Management Group Inc., its general partner

By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

NORTHSTAR ASSET MANAGEMENT GROUP INC., as Parent

By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

[NSAM – Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and a Lender

By:	/s/ F. Michael Manfred
Name: F. Michael Manfred
Title: Authorized Signatory

[NSAM - Signature Page to Credit Agreement]